                                    EXHIBIT 2

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

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                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       FARMERS & MERCHANTS BANCORP, INC.,
                               an Ohio Corporation

                       THE FARMERS & MERCHANTS STATE BANK,
                     an Ohio State-Chartered Commercial Bank

                             KNISELY FINANCIAL CORP,
                             an Indiana Corporation

                                       AND

                                  KNISELY BANK,
                   an Indiana State-Chartered Commercial Bank

                                SEPTEMBER 7, 2007

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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1. TERMS OF THE MERGER...........................................     1
   Section 1.1  Terms of the Bank Merger.................................     1
   Section 1.2  Effect of the Bank Merger................................     2
   Section 1.3  Conversion and Exchange of Shares:.......................     2
   Section 1.4  Treatment of Transaction as an "Asset Sale" and
                Allocation of the Merger Consideration...................     3
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF KNISELY AND KNISELY BANK....     3
   Section 2.1  Organization and Capital Stock...........................     4
   Section 2.2  Authorization; No Defaults...............................     4
   Section 2.3  Subsidiaries.............................................     5
   Section 2.4  Financial Information....................................     5
   Section 2.5  Absence of Changes.......................................     6
   Section 2.6  Agreements with Banking Authorities......................     6
   Section 2.7  Tax Matters..............................................     6
   Section 2.8  Litigation...............................................     7
   Section 2.9  Employment Agreements, Supplemental Retirement
                Plans, etc...............................................     7
   Section 2.10 Reports..................................................     8
   Section 2.11 Investment Portfolio.....................................     8
   Section 2.12 Loan Portfolio...........................................     8
   Section 2.13 Employee Matters and ERISA...............................     9
   Section 2.14 Title to Properties; Insurance...........................    11
   Section 2.15 Environmental Matters....................................    12
   Section 2.16 Compliance with Americans with Disabilities Act..........    12
   Section 2.17 Compliance with Law......................................    13
   Section 2.18 Brokerage................................................    13
   Section 2.19 Material Contracts.......................................    13
   Section 2.20 No Undisclosed Liabilities...............................    14
   Section 2.21 Delivery of Documents....................................    14
   Section 2.22 Interim Events...........................................    14
   Section 2.23 Books and Records........................................    14
   Section 2.24 Deposit Insurance........................................    14
   Section 2.25 No Regulatory Filings....................................    14
   Section 2.26 Statements True and Correct..............................    14
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF F&M AND F&M BANK............    15
   Section 3.1  Organization.............................................    15
   Section 3.2  Authorization............................................    15
   Section 3.3  Financial Information....................................    16
   Section 3.4  Reports..................................................    16
   Section 3.5  Compliance with Law......................................    16
   Section 3.6  Financing for the Transaction............................    16
ARTICLE 4. AGREEMENTS OF KNISELY AND KNISELY BANK........................    16
   Section 4.1  Conduct of Business......................................    16
   Section 4.2  Breaches.................................................    20
   Section 4.3  Submission to Shareholders...............................    20

   Section 4.4  Distribution to Knisely Shareholders.....................    20
   Section 4.5  Consummation of Agreement; Regulatory Approvals..........    20
   Section 4.6  Environmental Reports....................................    20
   Section 4.7  Access to Information....................................    21
   Section 4.8  Press Release............................................    22
   Section 4.9  Acquisition Proposals....................................    22
   Section 4.10 Title Insurance and Surveys..............................    22
   Section 4.11 Conforming Accounting and Reserve Policies;
                Restructuring Expenses...................................    23
   Section 4.12 Cooperation on Conversion of Systems.....................    24
   Section 4.13 Disposition of Knisely Bank 401(k) Plan..................    24
   Section 4.14 Other Welfare Benefit Plans..............................    25
ARTICLE 5. AGREEMENTS OF F&M AND F&M BANK................................    25
   Section 5.1  Regulatory Approvals.....................................    25
   Section 5.2  Breaches.................................................    25
   Section 5.3  Consummation of Agreement................................    25
   Section 5.4  Director and Officer Indemnification.....................    25
   Section 5.5  Employee Benefits........................................    26
   Section 5.6  Severance................................................    26
   Section 5.7  Employee Transition Plan.................................    27
   Section 5.8  Coverage in F&M of Benefit Plans.........................    27
   Section 5.9  Further Matters..........................................    28
ARTICLE 6. CONDITIONS PRECEDENT TO MERGERS...............................    28
   Section 6.1  Conditions of F&M's and F&M Bank's Obligations...........    28
   Section 6.2  Conditions of Knisely's and Knisely Bank's Obligations...    29
ARTICLE 7. TERMINATION OR ABANDONMENT....................................    30
   Section 7.1  Mutual Agreement.........................................    30
   Section 7.2  Breach of Representations or Agreements..................    30
   Section 7.3  Environmental Reports, Title Insurance and Surveys.......    30
   Section 7.4  Failure of Conditions....................................    30
   Section 7.5  Approval Denied..........................................    31
   Section 7.6  Shareholder Approval Denial..............................    31
   Section 7.7  Lapse of Time............................................    31
   Section 7.8  Failure to Recommend.....................................    31
   Section 7.9  Acceptance of Superior Proposal..........................    31
   Section 7.10 Effect of Termination and Abandonment....................    31
   Section 7.11 Liquidated Damages.......................................    32
ARTICLE 8. THE CLOSING OF THE BANK MERGER................................    32
   Section 8.1  The Closing..............................................    32
   Section 8.2  The Closing Date.........................................    32
   Section 8.3  Actions at Closing.......................................    33
ARTICLE 9. GENERAL PROVISIONS............................................    34
   Section 9.1  Confidential Information.................................    34
   Section 9.2  Return of Documents......................................    34
   Section 9.3  Notices..................................................    34
   Section 9.4  Survival of Representations and Agreements...............    35

   Section 9.5  Entire Agreement.........................................    35
   Section 9.6  Headings and Captions....................................    35
   Section 9.7  Waiver, Amendment or Modification........................    35
   Section 9.8  Rules of Construction....................................    35
   Section 9.9  Counterparts.............................................    36
   Section 9.10 Successors and Assigns...................................    36
   Section 9.11 Governing Law; Assignment................................    36
   Section 9.12 No Third Party Beneficiaries.............................    36

                                    APPENDIX

Appendix A        Bank Merger Agreement

                                    EXHIBITS

Exhibit 4.1       Retained Loan (Confidential)
Exhibit 4.3 Agreement of Directors of Knisely and Knisely Bank Concerning Agreement of Merger
Exhibit 5.6       Termination and Release Agreement
Exhibit 5.6(b)    Form of Employment Agreement with Michael K. Ruch

                                    SCHEDULES

Section 2.1(c)    Stock Options, Warrants, etc.
Section 2.1(d) Replacement Certificates Issued without Affidavits of Lost Certificates
Section 2.6       Agreements with Banking Authorities
Section 2.7(a)    Tax Matters
Section 2.8       Litigation
Section 2.9       Employment Agreements, Supplemental Retirement Plans
Section 2.12(b)   Substandard, Doubtful or Loss Loans
Section 2.12(c)   Loan Reserves
Section 2.12(d)   Loan Participations
Section 2.13(b)   Compliance with Employment Laws; Labor Disputes
Section 2.13(c)   Employee List
Section 2.13(d)   Employee Benefit Plans
Section 2.13(f)   Employee Plan Violations
Section 2.13(k)   Parachute Payments
Section 2.13(l)   Nonqualified Deferred Compensation Plans
Section 2.14      Title to Properties
Section 2.15(b)   Environmental Disclosures
Section 2.16      Compliance with Americans with Disabilities Act
Section 2.19      Material Contracts
Section 2.20      Undisclosed Liabilities
Section 2.22      Interim Events
Section 5.6(b)    Retention Agreements

                               AGREEMENT OF MERGER

                                       AND

                             PLAN OF REORGANIZATION

     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "AGREEMENT"), is made and entered into as of September 7, 2007 by and among FARMERS & MERCHANTS BANCORP, INC., an Ohio corporation ("F&M"), KNISELY FINANCIAL CORP, an Indiana corporation ("KNISELY"), THE FARMERS & MERCHANTS STATE BANK, an Ohio state-chartered commercial bank ("F&M BANK"), and KNISELY BANK, an Indiana state-chartered commercial bank ("KNISELY BANK").

                                   WITNESSETH:

     WHEREAS, F&M is a corporation duly organized and existing under the laws of the State of Ohio and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, holding one hundred percent (100%) of the issued and outstanding shares of common stock of F&M Bank, both with their principal places of business in Archbold, Ohio; and

     WHEREAS, Knisely is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, holding one hundred percent (100%) of the issued and outstanding shares of common stock of Knisely Bank, with its principal place of business in Butler, Indiana; and

     WHEREAS, F&M Bank is a banking institution duly organized and existing under the laws of the State of Ohio with its principal banking office located in Archbold, Ohio; and

     WHEREAS, Knisely Bank is a banking institution duly organized and existing under the laws of the State of Indiana with its principal banking office in Butler, Indiana; and

     WHEREAS, it is the desire of F&M, F&M Bank, Knisely and Knisely Bank to effect a transaction whereby Knisely Bank will be merged with and into F&M Bank and Knisely will remain as a separate corporation after such bank merger; and

     WHEREAS, the Boards of Directors of F&M, F&M Bank, Knisely, and Knisely Bank, respectively, have approved this Agreement and authorized its execution.

     NOW, THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE 1. TERMS OF THE MERGER

          Section 1.1 TERMS OF THE BANK MERGER. Subject to the terms and conditions of this Agreement, the Bank Merger Agreement attached hereto as Appendix A, Title 11 of the Ohio Revised Code, as amended, (the "OHIO BANKING CODE"), and Title 28 of the Indiana Code (the "INDIANA BANKING CODE"), Knisely Bank shall be merged with and into F&M Bank. F&M Bank shall be the "CONTINUING BANK" and shall continue its corporate existence as provided under Section 1115.11 of the Ohio Banking Code (hereinafter such merger shall be referred to as the "BANK MERGER").

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          Section 1.2 EFFECT OF THE BANK MERGER.

          (a) GENERAL DESCRIPTION. Upon the effectiveness of the Bank Merger, the separate existence of Knisely Bank shall cease and the Continuing Bank shall possess all of the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of Knisely Bank existing immediately prior to the effectiveness of the Bank Merger, and the Continuing Bank shall continue to be a bank organized and existing under the laws of the State of Ohio and shall continue to be a wholly-owned subsidiary of F&M.

          (b) NAME AND OFFICES. The name of the Continuing Bank shall continue to be "The Farmers & Merchants State Bank." Its principal banking office shall continue to be located at 307 North Defiance Street, Archbold, Ohio 43502. All branches of Knisely Bank shall become legally established branches of the Continuing Bank.

          (c) BOARD OF DIRECTORS. The Board of the Directors of the Continuing Bank shall consist of the same individuals that served as the Board of Directors of F&M Bank immediately prior to the effective date of the Bank Merger, until such time as their successors have been elected and have been qualified.

          (d) OFFICERS. The Officers of the Continuing Bank shall consist of the same individuals that served as the Officers of F&M Bank immediately prior to the effective date of the Bank Merger, until such time as their successors have been elected and have been qualified.

          (e) ARTICLES OF INCORPORATION AND CODE OF REGULATIONS. The Articles of Incorporation and Code of Regulations of F&M Bank in effect immediately prior to the effectiveness of the Bank Merger shall be and remain the Articles of Incorporation and Code of Regulations of the Continuing Bank without change, until the same shall be amended or replaced as therein provided.

          (f) ASSETS, LIABILITIES, AND OBLIGATIONS. All assets and all rights, franchises and interests of F&M Bank and Knisely Bank, respectively, in and to every type of property, all debts due on whatever account and all choses in action shall be taken and be deemed transferred to and vest in the Continuing Bank by virtue of the Bank Merger without any order or other action on the part of any court or otherwise, and the Continuing Bank shall be responsible for all liabilities and obligations of F&M Bank and Knisely Bank, respectively, by virtue of the Bank Merger, all with the effect provided in Section 1115.11 of the Ohio Banking Code and Section 28-2-17-21 of the Indiana Code.

          Section 1.3 CONVERSION AND EXCHANGE OF SHARES: At the Effective Time (as defined in Section 8.2 hereof) of the Bank Merger, all of the 4,000 issued and outstanding shares of common stock, $1.00 par value, of Knisely Bank (the "KNISELY BANK COMMON STOCK"), by virtue of the Bank Merger shall be converted into the right to receive $10,200,000 in the aggregate in cash (the "MERGER CONSIDERATION"); provided, however, that such Merger Consideration shall be increased or decreased, as applicable, by the change in Knisely Bank's Net Retained Earnings (as defined below) from June 1, 2007 through the date immediately prior to the Closing Date (as defined in Section 8.1.) The change in Net Retained Earnings of Knisely Bank included in the Merger Consideration shall be determined by: (i) calculating the net income of Knisely Bank from June 1, 2007 through the date immediately prior to the Closing Date in

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accordance with GAAP with the agreed upon amount deemed to be the "Net Income"
of Knisely Bank, and deducting from such Net Income (ii) the amount of dividends paid from Knisely Bank to Knisely for the period June 1, 2007 through the Closing Date, but excluding from such amount of dividends the Retained Loan (as defined in Section 4.1 (a)(i) of this Agreement) which will be distributed by dividend from Knisely Bank to Knisely, and further deducting (iii) the amount of the cumulative-effect adjustment to retained earnings on the date of Closing, if any, resulting from the application of Financial Accounting Standards Board EITF 06-04 ("FASB EITF 06-04"), whether or not such adjustment is required as of such date by GAAP, as required by Section 2.9 hereof.

          Section 1.4 TREATMENT OF TRANSACTION AS AN "ASSET SALE" AND ALLOCATION OF THE MERGER CONSIDERATION. The Merger Consideration shall be allocated among the assets of Knisely Bank as set forth in a schedule (the "Allocation Schedule") mutually agreed to by F&M, F&M Bank and Knisely within thirty (30) days after the Closing Date; provided that if the parties are not able to mutually agree to an allocation within sixty (60) days after the Closing Date, F&M and F&M Bank shall determine an appropriate and reasonable allocation after consultation with its accountants and the accountants representing Knisely. Each of F&M, F&M Bank, Knisely and Knisely Bank, as necessary, shall sign and submit all necessary forms (including Form 8594) to report the transaction contemplated herein for federal, state and foreign income tax purposes in accordance with the Allocation Schedule, and shall not take a position for tax purposes inconsistent therewith. The Merger Consideration shall be allocated as provided by Treasury Regulation Section 1.1060-1. This Section 1.4 shall survive the Closing Date, without limitation.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF KNISELY AND KNISELY BANK

     On or prior to the date hereof, Knisely and Knisely Bank have delivered to F&M a schedule (the "DISCLOSURE SCHEDULE") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 2 or to one or more of its covenants contained in Article 4. Knisely's and Knisely Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Knisely or Knisely Bank arising solely from actions taken in compliance with a written request from F&M. Knisely and Knisely Bank may update and amend the Disclosure Schedule until the Effective Time; provided that if such amendment would result in a Material Adverse Change, F&M and F&M Bank still shall have the rights of termination provided in Section 7.4 and 6.1(a) hereof. When used in this Agreement, and specifically this Article 2, "knowledge" of Knisely or Knisely Bank shall mean the actual knowledge of the any of the officers or any of the members of the Board of Directors of Knisely or Knisely Bank or knowledge that a reasonable person in the position of such officer or member of the Board of Directors should have if appropriately fulfilling their duty to Knisely or Knisely Bank when acting in such capacity.

     Subject to the foregoing, Knisely and Knisely Bank hereby make the following representations and warranties to F&M:

          Section 2.1 ORGANIZATION AND CAPITAL STOCK.

          (a) Knisely is a corporation duly incorporated and in good standing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

          (b) Knisely has authorized capital stock of 10,000 shares of common stock, $1.00 par value per share, 4,000 shares of which are issued and outstanding and 6,000 of which are authorized but unissued. All of the issued and outstanding shares of Knisely common stock are duly and validly issued and outstanding, fully paid and non-assessable. None of the outstanding shares of Knisely common stock has been issued in violation of any preemptive rights of the current or past shareholders of Knisely or in violation of any applicable federal or state securities laws or regulations.

          (c) Except as set forth in Section 2.1(b) there are no shares of capital stock or other equity securities of Knisely outstanding and, except as disclosed in SECTION 2.1(C) OF THE DISCLOSURE SCHEDULE, there are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Knisely or contracts, commitments, understandings or arrangements by which Knisely is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

          (d) Except as disclosed in SECTION 2.1(D) OF THE DISCLOSURE SCHEDULE, each certificate representing shares of Knisely common stock issued by Knisely in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Knisely only upon receipt of an affidavit of lost stock certificate which contains an indemnity agreement in favor of Knisely.

          Section 2.2 AUTHORIZATION; NO DEFAULTS.

          (a) The Boards of Directors of Knisely and Knisely Bank has each, by all appropriate action, approved this Agreement and the Bank Merger and has authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance, respectively, by Knisely and Knisely Bank of its obligations hereunder.

          (b) Nothing in the Articles of Incorporation or Bylaws of Knisely or Knisely Bank, as amended, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Knisely or Knisely Bank is bound or subject, would prohibit either Knisely or Knisely Bank from entering into and consummating, or would be violated or breached by Knisely's or Knisely Bank's consummation of, this Agreement and the transactions contemplated herein and the Mergers on the terms and conditions herein contained.

          (c) This Agreement has been duly and validly executed and delivered by Knisely and Knisely Bank and constitutes a legal, valid and binding obligation of Knisely and Knisely Bank, enforceable against Knisely and Knisely Bank in accordance with its terms, and, except for the approval by Knisely, as the sole shareholder of Knisely Bank, and Knisely's shareholders, no other corporate acts or proceedings are required to be taken by Knisely or Knisely Bank to authorize the execution, delivery and performance of this Agreement.

          (d) Knisely or Knisely Bank is not, and will not be by reason of the consummation of the transactions contemplated herein, in default under or in violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, Knisely's or Knisely Bank's Articles of Incorporation or Bylaws, any promissory note, indenture or other evidence of indebtedness or security therefor, or any lease, contract, or other commitment or agreement to which Knisely or Knisely Bank is a party or by which Knisely or Knisely Bank or their property is bound.

          (e) Except for the requisite approvals of and filings with the Board of Governors of the Federal Reserve System and its delegates (the "FRB"), the Federal Deposit Insurance Corporation ("FDIC"), the Ohio Division of Financial Institutions ("ODFI"), the Indiana Department of Financial Institutions ("IDFI"), the Ohio Secretary of State and the Indiana Secretary of State, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by Knisely and Knisely Bank.

          Section 2.3 SUBSIDIARIES. Knisely Bank is duly organized and validly existing under the laws of the State of Indiana and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. Knisely owns of record and beneficially free and clear of all liens and encumbrances all of the 4,000 outstanding shares of the capital stock of Knisely Bank. Knisely has no other direct or indirect subsidiaries. There are no options, warrants or rights outstanding to acquire any capital stock of Knisely Bank and no person or entity has any other right to purchase or acquire any unissued shares of stock of Knisely Bank, nor does Knisely Bank have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, Federal Home Loan Bank, Federal Reserve Bank or Independent Bankers Bank stock, neither Knisely nor Knisely Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

          Section 2.4 FINANCIAL INFORMATION. The audited consolidated balance sheets of Knisely and Knisely Bank as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity capital, and cash flows, for the three years ended December 31, 2006, together with the notes thereto; and the quarterly Reports of Condition and Income of Knisely Bank as filed with the FDIC for the quarter ended June 30, 2007, (the "KNISELY BANK REPORTS"); all of which have been previously furnished by Knisely to F&M (collectively the "KNISELY FINANCIAL STATEMENTS"), together with all subsequent financial statements filed with the FDIC prior to the Effective Date, shall have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required with respect to Knisely Bank's Reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Knisely and Knisely Bank in all material respects as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are material). Knisely and Knisely Bank each does not have any material liability, fixed or contingent, except to the extent set forth in the Knisely Financial Statements or incurred in the ordinary course of business since the date of the most recent Knisely Financial Statement.

          Section 2.5 ABSENCE OF CHANGES. Since December 31, 2006, there has not been any Material Adverse Change with respect to Knisely or Knisely Bank. For purposes of this Agreement, "MATERIAL ADVERSE CHANGE" means, with respect to Knisely or Knisely Bank, any change that (a) is both material and adverse to the financial position, results of operations, business or future prospects of Knisely or Knisely Bank, other than (i) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines (GAAP or otherwise) applicable to depository institutions generally, or in general, levels of interest rates, (ii) payments associated with the Bank Merger, (iii) charges required under Section 4.11 hereof, or (iv) actions or omissions of either Knisely or Knisely Bank taken with the prior informed written consent of F&M in contemplation of the transactions contemplated by this Agreement; or (b) would materially impair the ability of either Knisely or Knisely Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Bank Merger and the other transactions contemplated by this Agreement.

          Section 2.6 AGREEMENTS WITH BANKING AUTHORITIES. Except as otherwise disclosed in SECTION 2.6 OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank is subject (or has been subject during the last five (5) years) to any order (other than orders applicable to banks generally) or is a party (or has been a party during the last five (5) years) to any agreement, memorandum of understanding or voluntary board resolution with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the IDFI, the FDIC and the FRB.

          Section 2.7 TAX MATTERS.

               (a) Knisely and Knisely Bank have each filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, income tax withholding, payroll, sales, use, real and personal property, information and other tax returns and reports required to be filed by it and has paid all taxes required to be paid by it and has withheld and remitted all amounts required to be withheld or remitted on or before their due date. Except as set forth in SECTION 2.7(A) OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank is (i) delinquent in the payment of any taxes or withheld amounts shown on such returns or reports or on any assessments received by it for such taxes or withheld amounts; (ii) aware of any pending or threatened examination for income, payroll or excise taxes for any year by the Internal Revenue Service (the "IRS") or taxes of any type by any state or local tax agency; (iii) subject to any agreement extending the period for assessment, payment or collection of any federal, state, or local tax; or (iv) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality ("GOVERNMENTAL AUTHORITY") for assessment or collection of taxes.

               (b) Knisely, effective for its tax year beginning January 1, 1997, properly elected under Section 1362 of the Code to be treated as an S Corporation for federal income tax purposes and that election has remained in effect for all taxable years of Knisely beginning on and after January 1, 1997. At all times since January 1, 1997, Knisely has satisfied the eligibility requirements for an S Corporation set forth in Section 1361 of the Code and applicable Treasury Regulations. The S Corporation election of Knisely has not been revoked and no event has occurred with respect to Knisely or its shareholders that would constitute the basis for the termination of the S Corporation election of Knisely.

               (c) At all times since January 1, 1997, Knisely Bank has been a wholly owned subsidiary of Knisely. Effective for the tax year beginning January 1, 1997, Knisely properly elected under Section 1361(b)(3)(B)(ii) of the Code ("Q-SUB ELECTION") to treat Knisely Bank as a qualified subchapter "S" subsidiary as defined in Section 1361(b)(3)(B) ("Q-SUB"). At all times since January 1, 1997, Knisely Bank has satisfied the requirements to be treated as a Q-Sub and the Q-Sub Election of Knisely related to Knisely Bank has not been revoked and no event has occurred that would constitute the basis for the termination of the Q-Sub Election for Knisely Bank.

               (d) None of the tax returns of Knisely or Knisely Bank has been audited by the IRS or any state tax agency for any period since December 31, 2001. Neither Knisely nor Knisely Bank is the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes.

               (e) The reserve for taxes in the unaudited financial statements of Knisely Bank for the quarter ended June 30, 2007, is, in the opinion of management, adequate to cover all of the tax liabilities of Knisely and Knisely Bank (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

               (f) Knisely has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1505 of the Internal Revenue Code of 1986, as amended) (the "CODE") where Knisely was not the common parent of the group. Neither Knisely nor Knisely Bank is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Knisely or Knisely Bank.

               (g) Knisely has adequately disclosed in all of its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax and has reasonable basis for the treatment of each such position, all within the meaning of Section 6662 of the Code.

          Section 2.8 LITIGATION. Except as set forth in SECTION 2.8 OF THE DISCLOSURE SCHEDULE and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Knisely Bank with respect to loans in default with respect to which no counter claims have been asserted against Knisely Bank, there is no litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against or involving Knisely or Knisely Bank, or to which any of the properties of Knisely or Knisely Bank is subject.

          Section 2.9 EMPLOYMENT AGREEMENTS, SUPPLEMENTAL RETIREMENT PLANS, ETC. Except as set forth in SECTION 2.9 OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank is a party to or bound by any written or oral contract for the employment, retention, engagement, or severance of any current or former officer, employee, member of the board of directors, agent, consultant or other person or entity, including but not limited to any supplemental retirement plan agreements, endorsement method split dollar plan agreements and similar agreements. As of the date of the execution of this Agreement and the date of Closing, all expenses and liabilities regarding such agreements, including any amounts due or to become due as a result of the execution of this Agreement (other than the RAs defined in Section 5.6(b) hereof), have been, or will be prior to Closing, properly accounted for and accrued for in the Knisely Financial Statements. In making this representation, Knisely expressly agrees to give effect to FASB EITF 06-04, adopted through a cumulative-effect adjustment to retained earnings on the date of Closing, whether or not such is as of such date required by GAAP.

          Section 2.10 REPORTS. Since January 1, 2005, Knisely and Knisely Bank have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the FRB, (ii) the FDIC, (iii) the IDFI, and (iv) any other governmental authority with jurisdiction over Knisely or Knisely Bank. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

          Section 2.11 INVESTMENT PORTFOLIO. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity" held by Knisely and Knisely Bank, as reflected in the latest balance sheet in the Knisely Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "available for sale" held by Knisely and Knisely Bank, as reflected in the latest balance sheet in the Knisely Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities which have had a decline in value deemed "other than temporary" as defined in SEC Staff Accounting Bulletin No. 59. None of the investments reflected in the Knisely Financial Statements as of and for the quarter ended June 30, 2007, and none of the investments made by Knisely or Knisely Bank since June 30, 2007, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Knisely or Knisely Bank to dispose freely of such investment at any time.

          Section 2.12 LOAN PORTFOLIO.

          (a) All loans shown in the Knisely Financial Statements at June 30, 2007, or which were entered into after June 30, 2007, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Knisely Bank, in accordance in all material respects with sound banking practices, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, and will be, enforceable, valid, true and genuine and what they purport to be. Knisely and Knisely Bank have complied, and will prior to the Closing Date comply, with all laws and regulations relating to such loans, Knisely and Knisely Bank have not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Knisely has no knowledge that any condition of property in which Knisely Bank has an interest as collateral to secure a loan violates the Environmental Laws (defined in Section 2.15(a)) or obligates Knisely Bank or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

          (b) Except as set forth in SECTION 2.12(B) OF THE DISCLOSURE SCHEDULE, as of June 30, 2007, Knisely Bank had no loan in excess of $10,000 that has been classified by regulatory examiners or management of Knisely Bank as "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. As of the date hereof, the most recent loan watch list of Knisely Bank and a list of all loans in excess of $10,000 that Knisely Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in Section 2.12(b) of the Disclosure Schedule.

          (c) Except as set forth in SECTION 2.12(C) OF THE DISCLOSURE SCHEDULE, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Knisely Financial Statements are, in the reasonable opinion of management of Knisely, adequate in all respects under the requirements of GAAP applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

          (d) Set forth in SECTION 2.12(D) OF THE DISCLOSURE SCHEDULE is a true, accurate and complete list of all loans in which Knisely Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against Knisely Bank.

          Section 2.13 EMPLOYEE MATTERS AND ERISA.

          (a) Neither Knisely nor Knisely Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Knisely or Knisely Bank, and there is no present effort or existing proposal to attempt to unionize any group of employees of Knisely or Knisely Bank.

          (b) Except as set forth in SECTION 2.13(B) OF THE DISCLOSURE SCHEDULE,
     (i) Knisely and Knisely Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Knisely nor Knisely Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Knisely or Knisely Bank pending or threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or threatened against or directly affecting

     Knisely or Knisely Bank; and (iv) neither Knisely nor Knisely Bank has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

          (c) SECTION 2.13(C) OF THE DISCLOSURE SCHEDULE contains a complete and accurate list of the following information for each employee of Knisely and Knisely Bank: name; job title or department, as applicable; hire date; 2006 bonus paid; and 2006 and 2007 salary.

          (d) Except as may be disclosed in SECTION 2.13(D) OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Knisely or Knisely Bank (the "EMPLOYEE BENEFIT PLANS"). Knisely and Knisely Bank have provided to F&M true and complete copies of the following documents with respect to each Employee Benefit Plan: (i) a written plan document (or a written description of any Employee Benefit Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500, with accompanying schedules and attachments, filed with respect to each Employee Benefit Plan required to make such a filing, if applicable (iii) the most recent actuarial valuation for each Employee Benefit Plan subject to Title IV of ERISA, if applicable, (iv) the most recent favorable determination letter issued for each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination), if applicable, and (v) all correspondence within the last four years between the IRS and/or the Department of Labor and Knisely or Knisely Bank (or their agents) with respect to any Employee Benefit Plan.

          (e) Neither Knisely nor Knisely Bank participates in, nor has it in the past five (5) years participated in or had any obligation to contribute to any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan").

          (f) Except as may be disclosed in SECTION 2.13(F) OF THE DISCLOSURE SCHEDULE, each Employee Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No claim is pending or threatened with respect to any Employee Benefit Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Knisely or Knisely Bank would be liable after June 30, 2007.

          (g) Each Employee Benefit Plan that is intended to be qualified under
     Section 401(a) of the Code has timely received a favorable determination letter from the IRS since January 2002, stating that the Employee Benefit Plan is so qualified. To the knowledge of Knisely and Knisely Bank, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the tax-qualified status of any such Employee Benefit Plan.

          (h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan (other than transactions to which a valid Prohibited Transaction Exemption approved by the Department of Labor applies).

          (i) Neither Knisely nor Knisely Bank maintains any Employee Benefit Plan subject to the minimum funding requirements of Section 412 of the Code. Neither Knisely nor any of its affiliates has any liability or knowledge of potential liability as a result of the underfunding of any Employee Benefit Plan subject to Section 412 of the Code. Neither Knisely nor Knisely Bank has incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with the termination of an Employee Benefit Plan subject to Title IV of ERISA.

          (j) All filings required by ERISA and the Code as to each Employee Benefit Plan have been timely filed, including annual reports on Form 5500, and all notices and disclosures to participants required by either ERISA or the Code, including all notices required under ERISA Section 601 et seq. and Code Section 4980B.

          (k) Except as described in SECTION 2.13(K) OF THE DISCLOSURE SCHEDULE, no payment or benefit which will or may be made by Knisely or Knisely Bank to any person who is a "disqualified individual" (as defined in Code
     Section 280G and the regulations thereunder) of Knisely or Knisely Bank will be an "excess parachute payment" within the meaning of Section 280G(b) of the Code.

          (l) Except as described in SECTION 2.13(L) OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank are parties to any Employee Benefit Plan or other arrangement that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code. Each such nonqualified deferred compensation plan has been administered since January 1, 2005 in good faith compliance with the requirements of Section 409A of the Code and IRS Notice 2005-1.

          Section 2.14 TITLE TO PROPERTIES; INSURANCE. SECTION 2.14 TO THE DISCLOSURE SCHEDULE sets forth a list of all real property owned or leased by Knisely or Knisely Bank and a reasonable description of the size, use and location thereof. Except as described in SECTION 2.14 OF THE DISCLOSURE SCHEDULE, Knisely and Knisely Bank have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Knisely Financial Statements and easements, rights-of-way, and other restrictions which do not interfere with the current use of such properties, and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Knisely or Knisely Bank, rights of redemption under applicable law) to all real properties reflected on the Knisely Financial Statements as being owned by Knisely or Knisely Bank. To the knowledge of management of Knisely and Knisely Bank, all real properties are currently being used in compliance with all zoning laws, and there are no encroachments or other violations of law with respect to any such property. All leasehold interests used by Knisely and Knisely Bank in their operations are held pursuant to lease agreements that are valid and enforceable in accordance with their terms, and no party to any such lease agreement is currently in default thereunder. No leasehold interest is subject to any superior mortgage or other lien. To the knowledge of management of Knisely and Knisely Bank, all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. Knisely and Knisely Bank have valid title or other ownership rights under licenses to all intangible personal or intellectual property used by Knisely or Knisely Bank in their respective businesses free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable real and personal properties owned or held by Knisely and Knisely Bank are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as, in the reasonable opinion of management of Knisely, is customary with companies of the same size and in the same business. Section 2.14 of the Disclosure Schedule also contains a listing of all claims made by Knisely or Knisely Bank within the last five (5) years under any insurance policy involving $5,000 or more for any single claim.

          Section 2.15 ENVIRONMENTAL MATTERS.

          (a) As used in this Agreement, "ENVIRONMENTAL LAWS" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which the parties hereto have done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

          (b) To the knowledge of management and the members of the board of directors of Knisely and Knisely Bank, neither the conduct nor operation of Knisely or Knisely Bank nor any condition of any property previously owned by Knisely or Knisely Bank and used in its business operations or the condition of any property previously owned by Knisely or Knisely Bank but not used in its business operations, violates or violated Environmental Laws or, except as described in SECTION 2.15(B) OF THE DISCLOSURE SCHEDULE, contained or contains any underground storage tank, and no condition or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws or obligate Knisely or Knisely Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Knisely nor Knisely Bank has received any notice from any person or entity that Knisely or Knisely Bank or the operation of any facilities or any property owned by Knisely or Knisely Bank is or was in violation of any Environmental Laws or that Knisely or Knisely Bank is responsible for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. All permits required of Knisely or Knisely Bank for its operations on any properties owned or leased by it have been obtained and are listed on SECTION 2.15(B) OF THE DISCLOSURE SCHEDULE. Knisely and Knisely Bank are in compliance with the terms, conditions and provisions of all such permits.

          Section 2.16 COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Except as set provided in SECTION 2.16 OF THE DISCLOSURE SCHEDULE, TO the knowledge of management of

Knisely and Knisely Bank are in compliance with all material applicable provisions of the Americans with Disabilities Act (the "ADA") and no action under the ADA against Knisely or Knisely Bank or any of their properties has been initiated or has been threatened.

          Section 2.17 COMPLIANCE WITH LAW. Knisely and Knisely Bank have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance with all applicable laws and regulations or, in the event that they are not in compliance with all applicable laws and regulations, any such non-compliance will not cause a Material Adverse Change.

          Section 2.18 BROKERAGE. Except for a fee payable to Renninger & Associates, LLC in connection with it acting as financial adviser and issuing a fairness opinion to Knisely, there are no existing claims or agreements for brokerage commissions, finders' fees, investment banking fees, or similar compensation in connection with the Mergers payable by Knisely or Knisely Bank. Any such fees and expenses payable to Renninger & Associates, LLC shall be paid by Knisely and not by Knisely Bank.

          Section 2.19 MATERIAL CONTRACTS. Except as set forth in SECTION 2.19 OF THE DISCLOSURE SCHEDULE, neither Knisely nor Knisely Bank is a party to or bound by any oral or written:

          (a) agreement, security agreement, pledge agreement, contract or indenture under which it has borrowed or will borrow money or pursuant to which it has granted any lien on any of its assets (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit);

          (b) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business;

          (c) agreement with any present or former officer, director or shareholder, including but not limited to, agreements for the payment of any deferred compensation, (except for deposit or loan agreements entered into in the ordinary course of business);

          (d) any lease or license of personal property (whether tangible or intangible, including intellectual property and software), whether as licensor or licensee involving payments or receipts in excess of $5,000;

          (e) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $5,000 or for the performance of services involving an amount in excess of $5,000;

          (f) joint venture or partnership agreement or arrangement; or

          (g) contract, agreement or other commitment not made in the ordinary course of business and involving payments or receipts in excess of $5,000.

          (h) All of the contracts listed in Section 2.19 of the Disclosure Schedule (1) are currently in full force and effect, (2) represent due and valid obligations of the parties thereto, and (3) are enforceable against each of the parties thereto in accordance with their terms. Neither Knisely nor Knisely Bank is in default with respect to any such contract, and neither Knisely nor Knisely Bank is aware of any default by any other party to any such contract.

          Section 2.20 NO UNDISCLOSED LIABILITIES. Knisely and Knisely Bank do not have any liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Knisely or Knisely Bank giving rise to any such liability) required in accordance with GAAP to be reflected on the consolidated balance sheet of Knisely or the notes thereto, except (i) for liabilities set forth or reserved against in the Knisely Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of Knisely and Knisely Bank since the date of the most recent balance sheet included in the Knisely Financial Statements, which such fluctuations in the aggregate are not material to Knisely and Knisely Bank taken as a whole, (iii) liabilities relating to the possible sale of Knisely or other transactions contemplated by this Agreement, and (iv) as may be disclosed in SECTION 2.20 OF THE DISCLOSURE SCHEDULE.

          Section 2.21 DELIVERY OF DOCUMENTS. Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided to F&M. Neither Knisely nor Knisely Bank nor any other party thereto is in default under any such contract and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

          Section 2.22 INTERIM EVENTS. Except as provided in SECTION 2.22 OF THE DISCLOSURE SCHEDULE, since June 30, 2007, neither Knisely nor Knisely Bank has paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of F&M pursuant to Section 4.1 hereof.

          Section 2.23 BOOKS AND RECORDS. The books and records of Knisely and Knisely Bank have been fully, properly and accurately maintained in all material respects, there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Knisely and Knisely Bank.

          Section 2.24 DEPOSIT INSURANCE. The deposits of Knisely Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and Knisely Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance, if any.

          Section 2.25 NO REGULATORY FILINGS. There are no filings, notices or submissions required to be made by Knisely or Knisely Bank with any regulatory authority in connection with obtaining approval for the Bank Merger.

          Section 2.26 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Knisely or Knisely Bank for inclusion in any documents to be filed with the FRB, FDIC, ODFI, IDFI or any other regulatory authority in connection with the Merger will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF F&M AND F&M BANK

     F&M and F&M Bank hereby make the following representations and warranties to Knisely:

          Section 3.1 ORGANIZATION. F&M is a corporation duly incorporated and validly existing under the laws of the State of Ohio and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and it has the corporate power and authority to own all of its property and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted. F&M Bank is a commercial bank duly incorporated and validly existing under the laws of the State of Ohio, and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted.

          Section 3.2 AUTHORIZATION.

          (a) The Boards of Directors of F&M and F&M Bank have each, by all appropriate action, approved this Agreement and the Bank Merger and has authorized the execution of this Agreement on its behalf by its respective duly authorized officers and the performance, respectively, by F&M and F&M Bank of its respective obligations hereunder.

          (b) Nothing in the Articles of Incorporation or Code of Regulations of F&M or F&M Bank, or in any agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which F&M or F&M Bank is bound or subject would prohibit either of them from entering into and consummating, or would be violated or breached by either of their consummation of this Agreement and the transactions contemplated herein on the terms and conditions herein contained.

          (c) This Agreement has been duly and validly executed and delivered by F&M and F&M Bank and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, and no other corporate acts or proceedings are required to be taken by F&M or F&M Bank to authorize the execution, delivery and performance of this Agreement.

          (d) Neither F&M nor F&M Bank is, and will not be by reason of the consummation of the transactions contemplated herein be, in default under or in violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, F&M's or F&M Bank's Articles of Incorporation or Code of Regulations, any promissory note, indenture, or other evidence of indebtedness or security therefore, or any lease, contract, or other commitment or agreement to which F&M or F&M Bank is a party or by which either of them or their property is bound.

          (e) Except for the requisite approvals of and filings with the FRB, the FDIC, the ODFI, the IDFI and the Ohio Secretary of State, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Bank Merger by F&M and F&M Bank.

          Section 3.3 FINANCIAL INFORMATION. The audited consolidated balance sheets of F&M and its subsidiaries as of December 31, 2006 and 2005 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2006, together with the notes thereto included in F&M's most recent 10-K as filed with Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheet and the related unaudited consolidated statement of income, changes in shareholders' equity and cash flows of F&M and its subsidiaries for the period ended June 30, 2007 included in F&M's Quarterly Report on Form 10-Q as filed with the SEC (collectively, the "F&M FINANCIAL STATEMENTS"), all of which have been previously furnished by F&M to Knisely, together with all subsequent financial statements and reports prepared prior to the Effective Date, shall have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of F&M and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). F&M and its subsidiaries each does not have any material liability, fixed or contingent, except as set forth in the F&M Financial Statements or incurred in the ordinary course of business since the date of the most recent F&M Financial Statement.

          Section 3.4 REPORTS. Since January 1, 2005 F&M and F&M Bank have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the FRB, (iii) the FDIC, (iv) the ODFI or (v) any other governmental authority with jurisdiction over F&M or F&M Bank. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 3.5 COMPLIANCE WITH LAW. Each of F&M and F&M Bank has all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

          Section 3.6 FINANCING FOR THE TRANSACTION. F&M and F&M Bank, collectively, have sufficient internal financial resources to allow them to perform their obligations under this Agreement and do not intend to seek any outside funding to assist in consummation of the transactions contemplated hereunder. F&M and F&M Bank believe that they will be, immediately following the Bank Merger, in material compliance with all applicable capital regulations of federal banking agencies having jurisdiction over F&M and F&M Bank.

ARTICLE 4. AGREEMENTS OF KNISELY AND KNISELY BANK

          Section 4.1 CONDUCT OF BUSINESS.

          (a) Knisely and Knisely Bank shall continue to carry on its business and the discharge or incurrence of its obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with


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

     respect to such obligation, Knisely and Knisely Bank will not, without the prior written consent of F&M, which consent will not be unreasonably withheld:

               (i) DIVIDENDS. Neither Knisely nor Knisely Bank shall declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property; provided that Knisely Bank may pay to Knisely and Knisely may in turn pay to its shareholders cash dividends in an amount that do not exceed the Net Earnings of Knisely Bank from June 1, 2007 through the day immediately prior to the Closing Date, and, provided further, that immediately prior to the Effective Time Knisely Bank may pay as a dividend to Knisely the note and all security documents related to the loan listed on Confidential
          Exhibit 4.1 (the "RETAINED LOAN"); or

               (ii) ISSUANCES OF STOCK. Issue any common or other capital stock or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock or permit any additional shares of Knisely common stock or capital stock of Knisely Bank to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights; or

               (iii) REDEMPTIONS OF STOCK. Directly or indirectly redeem, purchase or otherwise acquire (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock or form a new subsidiary; or

               (iv) REORGANIZATIONS. Effect a split, reverse split, reclassification, or other similar change in or of any common or other capital stock or otherwise reorganize or recapitalize; or

               (v) AMENDMENTS TO ORGANIZATIONAL DOCUMENTS. Change their Articles of Incorporation or Bylaws; or

               (vi) WAGES AND BENEFIT PLANS. Except in the ordinary course of business consistent with past practices and except as contemplated by this Agreement (including severance payments anticipated to be paid by F&M as described in Section 5.6 hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit or otherwise make any changes with respect to the fees or compensation payable or to become payable to management consultants, directors, officers or salaried employees or, except as required by law and except as contemplated by Section 4.14 of this Agreement, adopt or make any change in any Employee Benefit Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers or employees, provided that Knisely Bank may pay prorata bonuses to its employees through the date immediately prior to the Closing Date so long as such bonuses are properly accrued for on the Knisely Financial Statements at the Knisely Bank level; or

               (vii) INDEBTEDNESS. Except in the ordinary course of business (including creation of deposit liabilities, enter into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit; or

               (viii) INVESTMENTS. Purchase or otherwise acquire any investment security for their own account that exceeds $100,000 individually or $250,000 in the aggregate or purchase or otherwise acquire any security other than U.S. treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable law and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either "held to maturity" or "available for sale;" or

               (ix) CONTRACTS. Enter into, terminate or amend any agreement, contract or commitment out of the ordinary course of business which involves an amount of $5,000 individually or $10,000 in the aggregate or enter into any agreement which has a term greater than one (1) year regardless of the amount of payments; or

               (x) LIENS. Place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

               (xi) CANCELLATION OF DEBTS. Except in the ordinary course of business in connection with loan repayments, cancel, release or compromise any indebtedness in excess of $25,000 owing to Knisely or Knisely Bank or any claims which Knisely or Knisely Bank may possess, or voluntarily waive any material rights with respect thereto; or

               (xii) SALE OF ASSETS. Sell or otherwise dispose of any real property or any amount of any personal property in excess of $5,000 other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to Knisely or Knisely Bank; or

               (xiii) ACQUISITION OF ASSETS. Acquire any assets of any other person by any means or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase One environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to F&M, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither Knisely nor Knisely Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless Knisely knows or has reason to believe that such property might contain such materials or otherwise might be contaminated; or

               (xiv) BREACHES. Commit any act or fail to do any act which will cause a material breach of any agreement, contract or commitment; or

               (xv) VIOLATIONS OF LAW. Violate any law, statute, rule, governmental regulation or order, which violation might cause a Material Adverse Change to their business, financial condition, or earnings; or

               (xvi) SETTLEMENT OF CLAIMS. Settle any litigation or claim against them without the prior consent of F&M unless settlement does not require Knisely or Knisely Bank to pay any monies, incur any obligation or admit any wrongdoing or liability; or

               (xvii) ACCOUNTING CHANGES. Implement or adopt any change in the accounting principles, practices or methods used by Knisely and Knisely Bank, other than as may be required by GAAP, as concurred with by F&M's independent auditors, or as required by Section 4.11 hereof.

               (xviii) RISK MANAGEMENT. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices;
          (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

               (xix) LOANS. Make (1) any new commercial loan in excess of $200,000, (2) any new single family, residential mortgage loan or home equity loan with a loan to value in excess of 80% or make any other new single family, residential mortgage loan or home equity line of credit in excess of $300,000, or (3) any new consumer loan in excess of $100,000.

               (xx) ADVERSE ACTIONS. (1) Take any action reasonably likely to prevent or impede the Bank Merger; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Bank Merger set forth in Article 6 not being satisfied, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

               (xxi) INTEREST RATES. Increase or decrease the rate of interest paid by Knisely Bank on any deposit product, including without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices.

               (xxii) COMMITMENTS. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section without first obtaining F&M's consent.

               (xxiii) LOAN LOSS RESERVE. Take any action that would change Knisely Bank's loan loss reserves which is not in compliance with Knisely Bank's past practices consistently applied and in compliance with GAAP.

          (b) Neither Knisely nor Knisely Bank shall, without the prior written consent of F&M, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Knisely or Knisely Bank contained in Article 2 hereof if such representations and warranties were given as of the date of such transaction or action.

          (c) Knisely shall promptly notify F&M in writing of the occurrence of any matter or event known to and involving Knisely or Knisely Bank that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of Knisely or Knisely Bank taken as a whole.

          Section 4.2 BREACHES. Knisely shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to F&M and use its best efforts to prevent or promptly remedy the same.

          Section 4.3 SUBMISSION TO SHAREHOLDERS. Knisely shall cause to be duly called and held, on a date mutually selected by F&M and Knisely, a special meeting of the shareholders of Knisely (the "SHAREHOLDERS' MEETING") for submission of this Agreement for approval by such shareholders as required by the IBCL. In connection with the Shareholders' Meeting, (i) Knisely shall mail (or otherwise provide) to its shareholders in a proxy statement to be prepared by Knisely and its counsel with the assistance of F&M and its counsel all necessary information to enable the shareholders to make a fully informed decision about this Agreement, and (ii) the Board of Directors of Knisely shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and use its best efforts to obtain such shareholder approval. Additionally, each director of Knisely agrees to vote any shares of Knisely common stock he or she owns in favor of this Agreement and the Bank Merger pursuant to the agreement attached hereto as Exhibit 4.3 and make the additional covenants set forth therein.

          Section 4.4 DISTRIBUTION TO KNISELY SHAREHOLDERS. Subsequent to the Bank Merger and the payment of the Merger Consideration to Knisely, Knisely shall, within one (1) year after the Effective Time, distribute to its shareholders substantially all of the Merger Consideration. The parties acknowledge that Knisely shall continue to retain and attempt to collect the Retained Loan listed on Confidential Exhibit 4.1, the proceeds for which will be distributed by Knisely to its shareholders upon collection.

          Section 4.5 CONSUMMATION OF AGREEMENT; REGULATORY APPROVALS. Knisely and Knisely Bank shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. Knisely shall furnish to F&M in a timely manner all information, data and documents in the possession of Knisely and Knisely Bank requested by F&M as may be required to obtain any necessary regulatory or other approvals of the Mergers and shall otherwise cooperate fully with F&M to carry out the purpose and intent of this Agreement.

          Section 4.6 ENVIRONMENTAL REPORTS. Knisely has no knowledge of any Phase One environmental investigations having been conducted, nor is there any other environmental information in its possession in regard to any real property owned by Knisely or Knisely Bank, including any OREO property. F&M shall have the right, at its own cost, for sixty (60) days after the date of this Agreement, to obtain a report of a Phase One environmental investigation on all real property owned or leased by Knisely or Knisely Bank (including Other Real Estate Owned) as of the date of this Agreement or acquired or leased thereafter, except that Knisely shall provide F&M with any reports prepared pursuant to Section 4.1(a)(xiii). If required by the Phase One investigation in F&M's reasonable opinion, F&M may, at its own cost, obtain a Phase Two investigation on properties requiring such additional study. F&M shall have ten
(10) business days from the receipt of any such investigation report to notify Knisely in writing of any material environmental concerns. Within forty-five
(45) days of the delivery of such notification, F&M shall obtain an estimate or indication as described below regarding the cost of taking remedial and corrective actions or the inability to make such an estimate. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports and prudent in light of the findings of such report, in the aggregate, exceed the sum of $50,000, as reasonably estimated by an environmental expert promptly retained for such purpose by F&M and reasonably acceptable to Knisely, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then within ten (10) days after receipt of such cost estimate or notice that a cost cannot be reasonably estimated F&M shall provide notice to Knisely of its intent to terminate the Merger pursuant to Section 7.3 hereof. Knisely shall have ten (10) days after receipt of such notice of proposed termination to cure any such environmental defect or to initiate the necessary remedial action to cure such defect, which remedial action must be completed within sixty (60) days after the commencement of such remedial action. If Knisely either fails to cure such defect within such ten (10) day period or fails to give notice within such ten (10) day period of its intent to remedy the defect and to then remedy the defect within such sixty
(60) day period, then F&M shall have the right pursuant to Section 7.3 hereof, for a period of ten (10) business days following the failure of Knisely to provide such notice or to so remedy such defect, as the case may be, to terminate this Agreement by providing written notice to Knisely within such ten
(10)-day period.

          Section 4.7 ACCESS TO INFORMATION. Knisely shall permit F&M reasonable access, in a manner which will avoid undue disruption or interference with Knisely's normal operations, to Knisely's and Knisely Bank's properties and shall disclose and make available to F&M all books, documents, papers and records relating to Knisely's and Knisely Bank's assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees, monthly director meeting board packages and any other business activities in which F&M may have a reasonable and legitimate interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, Knisely will cause one or more of Knisely's designated representatives to confer on a regular basis with the Chief Executive Officer of F&M Bank, or any other person designated in a written notice given to Knisely by F&M pursuant to this Agreement, to report the general status of the ongoing operations of Knisely and Knisely Bank. Knisely and Knisely Bank will promptly notify F&M of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Knisely or Knisely Bank and will keep F&M fully informed of such events. F&M will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 9.1 and Section 9.2 hereof.

          Section 4.8 PRESS RELEASE. Each of Knisely and F&M agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

          Section 4.9 ACQUISITION PROPOSALS. Knisely and Knisely Bank each agree that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Knisely or Knisely Bank, respectively, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets, deposits or loans of, Knisely or Knisely Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an "ACQUISITION PROPOSAL"); provided however, that if Knisely or Knisely Bank is not otherwise in violation of this Section, the Knisely or Knisely Bank Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Knisely or Knisely Bank Board of Directors, after consulting with and considering the advice of its financial advisor, if any, and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions could reasonably be deemed to constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. Prior to taking Board action, Knisely shall promptly (within 24 hours) advise F&M following the receipt by it of any Acquisition Proposal and shall provide F&M with (i) the substance of the Acquisition Proposal (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and
(ii) a summary of the advice provided to it by its financial advisor and counsel. Knisely shall also advise F&M of any other developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

          Section 4.10 TITLE INSURANCE AND SURVEYS.

          (a) Knisely has delivered to F&M copies of the deeds, the most recent owner's title insurance policies, if any, and the surveys, if any, currently in Knisely's possession for each parcel of real estate owned by Knisely or Knisely Bank and described in Section 2.14 of the Disclosure Schedule. F&M shall be entitled, at its own cost and within sixty (60) days of the date hereof, to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by Knisely or Knisely Bank.

          (b) Within fifteen (15) days after the F&M's receipt of such surveys and title commitments, F&M shall notify Knisely of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the "UNPERMITTED EXCEPTIONS"). The term "STANDARD

     PERMITTED EXCEPTIONS" shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access and other easements, rights of way, restrictions and exceptions existing on the real estate owned or leased by Knisely or Knisely Bank as shown in the title commitments, none of which impair such real property for the use and business being conducted thereon. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from F&M, Knisely shall commence using its best efforts to cure any such Unpermitted Exceptions to the satisfaction of F&M prior to the Closing. If Knisely agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of F&M prior to the Closing, F&M may either:
     (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) terminate this Agreement, in which event this Agreement shall be terminated, and neither party shall have any further obligation or liability to the other party hereunder.

          Section 4.11 CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

          (a) Notwithstanding that Knisely believes that it and Knisely Bank have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Knisely recognizes that F&M may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, F&M and Knisely shall consult and cooperate with each other with respect to conforming, based upon such consultation, as specified in each case in writing to Knisely by F&M, and subject to the conditions in
     Section 4.11(d) below and as hereinafter provided, the loan, accrual and reserve policies of Knisely and Knisely Bank to those policies of F&M and F&M Bank.

          (b) In addition, from and after the date of this Agreement to the Effective Time, Knisely and F&M shall consult and cooperate with each other with respect to determining, as specified in a written notice from F&M to Knisely, based upon such consultation, subject to the conditions in Section 4.11(d) below and as hereinafter provided, appropriate and reasonable accruals, reserves and charges to establish and take in respect of severance costs and other appropriate and reasonable charges and accounting adjustments taking into account the parties' business plans following the Bank Merger.

          (c) Knisely and F&M shall consult and cooperate with each other with respect to determining, as specified in a written notice from F&M to Knisely, based upon such consultation, subject to the conditions in Section 4.11(d) below and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Bank Merger to be incurred in connection with the Bank Merger.

          (d) Subject to applicable laws, Knisely and Knisely Bank shall (i) establish and take such reserves and accruals at such time as F&M shall reasonably request to conform Knisely Bank's loan, accrual and reserve policies to F&M Bank's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Bank Merger and restructuring charges related to or to be incurred in connection with the Bank Merger at such times as are reasonably requested by F&M and/or F&M Bank, but in no event prior to five (5) business days before the Effective Date; provided, however, that on the date such reserves, accruals and charges are to be taken, F&M and F&M Bank shall certify to Knisely that all conditions to F&M's and F&M Bank's obligation to consummate the Bank Merger set forth in
     Section 6.1 hereof (other than the delivery of certificates and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to F&M's and F&M Bank's obligation to consummate the Bank Merger) have been satisfied or waived; and provided, further, that Knisely shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

          (e) No reserves, accruals or charges taken in accordance with this Section may be a basis to assert a violation of a breach of a representation, warranty or covenant of Knisely or Knisely Bank herein and no such actions shall result in a change in the Merger Consideration to be paid to Knisely pursuant to Section 1.3 hereof.

          Section 4.12 COOPERATION ON CONVERSION OF SYSTEMS. Knisely and Knisely Bank agree to commence immediately after the date of this Agreement (and continue until Closing or completed) using their respective best efforts to ensure an orderly transfer of information, processes, systems and data to F&M Bank and to otherwise assist F&M Bank in facilitating the conversion of all of Knisely's and Knisely Bank's systems into, or to conform with, F&M's and F&M Bank's systems; so that, as of the Effective Time, the systems of Knisely and Knisely Bank are readily convertible to F&M's and F&M Bank's systems to the fullest extent possible without actually converting them prior to the Effective Time. The parties acknowledge that such conversion shall not actually occur until after the Effective Time. F&M shall be responsible for all third party costs related to such conversion and any overtime costs of employees of Knisely Bank in connection with training such employees on such F&M Bank systems. The Parties acknowledge that F&M Bank intends to send materials to customers of Knisely Bank within approximately 60 days of the date hereof introducing F&M Bank and its products and services to such customers. F&M and F&M agree that they shall not, without the prior consent of Knisely, send checks, payment books, ATM cards or other similar materials intending to alter the relationship that Knisely Bank has with its customers after Closing until all necessary regulatory approvals have been obtained and the Merger has been approved by the Knisely shareholders, and further agree that such materials shall be sent only in preparation for Closing of the transaction.

          Section 4.13 DISPOSITION OF KNISELY BANK 401(K) PLAN. Knisely Bank maintains the Knisely Bank 401(k) Plan ("KNISELY BANK 401(K) PLAN"). Knisely Bank shall make contributions to the Knisely Bank 401(k) Plan between the date hereof and the Closing Date consistent with the terms of the Knisely Bank 401(k) Plan and past practices.

     Prior to Effective Time, the Knisely Bank Board of Directors will adopt resolutions acceptable to F&M Bank and its employee benefits counsel providing for the "freeze" and termination of the Knisely Bank 401(k) Plan effective as of the last business day preceding the Effective Time ("TERMINATION DATE"), subject to the consummation of the Bank Merger, so that (i) no participant in the Knisely Bank 401(k) Plan will accrue additional benefits under the Knisely Bank 401(k) Plan after the Termination Date; (ii) no current or future employee of Knisely Bank or Knisely, who is not already enrolled as a participant in the Knisely Bank 401(k) Plan on the Termination Date, will become a participant in the Knisely Bank 401(k) Plan after the Termination Date; (iii) the accrued benefits and account balances of all participants in the Knisely Bank 401(k) Plan which were not previously 100 percent vested will become 100 percent vested on the Termination Date. All contributions due to the Knisely Bank 401(k) Plan for any periods prior to the Termination Date, and not yet paid on the Termination Date, including any remaining contributions for the 2006 plan year, will be contributed by Knisely Bank as soon as administratively feasible following the Termination Date. Such resolutions will remain in effect through and including the Effective Time of the Bank Merger. F&M shall receive from Knisely Bank evidence that the directors of Knisely Bank have adopted such resolutions prior to the Closing Date.

          Section 4.14 OTHER WELFARE BENEFIT PLANS. From the date of this Agreement until the Effective Time, Knisely Bank shall continue to maintain and fund all premiums for all welfare benefit plans sponsored by Knisely Bank, including any and all group health and dental plans, life insurance plans, and short or long term disability plans including, but not limited to, benefits, insurance premiums and administrative fees, attributable to claims incurred on or prior to the Effective Time. If F&M Bank decides that it wants to terminate the Knisely welfare benefit plans at or shortly after the Effective Time and thereafter to cover continuing employees under its own welfare benefit plans, Knisely Bank shall take such action in respect of the Knisely welfare benefit plans prior to the Effective Time as F&M Bank reasonably may request so that it will be able to effect such termination and transfer of coverage in a prompt and efficient manner.

ARTICLE 5. AGREEMENTS OF F&M AND F&M BANK

          Section 5.1 REGULATORY APPROVALS. F&M and F&M Bank shall use their respective reasonable best efforts to promptly file all regulatory applications required in order to consummate the Bank Merger, including the necessary applications for the prior approval of the FRB, the FDIC, the ODFI and the IDFI. F&M and F&M Bank shall keep Knisely reasonably informed as to the status of such applications and provide Knisely copies of the nonconfidential portions of such applications and supplementally filed materials concurrent with or immediately after their filing and provide copies of all nonconfidential correspondence regarding the applications received from the FRB, FDIC, ODFI and IDFI.

          Section 5.2 BREACHES. F&M and F&M Bank shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of their respective representations or agreements contained or referred to in this Agreement, give prompt notice thereof to Knisely and use its best efforts to prevent or promptly remedy the same.

          Section 5.3 CONSUMMATION OF AGREEMENT. F&M and F&M Bank shall use their reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

          Section 5.4 DIRECTOR AND OFFICER INDEMNIFICATION.

          (a) For a period of six (6) years following the Effective Time, F&M and F&M Bank shall indemnify, defend and hold harmless the present and former officers, directors and employees of Knisely and Knisely Bank (each an "Indemnified Party") against costs or expenses (including reasonable attorneys' fees) judgments, fines, losses, claims, damages or liabilities (collectively "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Knisely or Knisely Bank is required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Indiana and the Knisely and Knisely Bank Articles of Incorporation and Bylaws as in effect on the date hereof.

          (b) F&M shall cause the persons serving as officers or directors of Knisely or Knisely Bank to be covered for a period from the Effective Time until one (1) year after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Knisely and Knisely Bank with respect to acts or omissions occurring prior to the Effective Time, the cost for which shall be borne by F&M.

          (c) Any Indemnified Party wishing to claim indemnification under this
     Section 5.4, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify F&M and F&M Bank thereof, provided that the failure so to notify shall not effect the obligations of F&M and F&M Bank hereunder unless and to the extent that F&M is actually prejudiced as a result of such failure.

          Section 5.5 EMPLOYEE BENEFITS. Upon the Closing Date, it is intended that the employees of Knisely Bank who are not terminated shall become employees of F&M Bank (or an affiliate) as of the Effective Time; provided, nothing herein shall be interpreted as creating a contractual or other right to continued employment of an employee subsequent to the Closing Date. It is the intent of F&M and F&M Bank that, after the Effective Time, the employees of Knisely Bank who are not terminated will be added to the F&M Bank employee benefit plans.

          Section 5.6 SEVERANCE.

          (a) Those employees, other than those employees covered by RAs (as defined in Section 5.6(b) below), of Knisely Bank as of the Effective Time
     (a) who are still employed by Knisely Bank and who F&M Bank or its affiliates elect not to employ after the Effective Time or who are terminated other than for cause within six (6) months after the Effective Date, and (b) who sign and deliver a termination and release agreement in the form attached hereto as Exhibit 5.6 in a timely manner after such termination of employment, shall be entitled to severance pay equal to one
     (1) week of pay, at their rate of pay in effect at the time of termination, for each full year of continuous service with Knisely or Knisely Bank, with a maximum of twenty-six (26) weeks. Such employees will have the option of:
     (i) receiving their severance in a lump-sum payment, or (ii) receiving their severance bi-weekly through F&M Bank's standard payroll process. Furthermore, any terminated employees shall be entitled to continuation coverage under Knisely Bank's group health plan and/or F&M Bank's group health plans as required by COBRA. Nothing in this Section shall be deemed to limit or modify F&M's or F&M Bank's at will employment policy.

          (b) It has been represented to F&M that Knisely and/or Knisely Bank have entered into Retention Agreements ("RAs") with certain of the officers of Knisely Bank identified in SECTION 5.6(B) OF THE DISCLOSURE SCHEDULE, copies of which RAs also are included in such Section 5.6(b) of the Disclosure Schedule. The RAs provide for payment to such officers upon the consummation of the Bank Merger, subject to termination of their employment, other than for "just cause" by F&M, F&M Bank or the employee. F&M and F&M Bank, as a result of the Bank Merger, will become successor to any rights, duties and obligations of Knisely and Knisely Bank under the RAs. F&M and F&M Bank agree to, and shall have the right hereunder to, discuss the future employment relationship of the officers that are party to such RAs with each of them from the date hereof through and after the Effective Time. A condition to the obligation of closing of F&M and F&M Bank will be that Mr. Michael K. Ruch, currently President of Knisely Bank, and a party to an RA agrees to terminate his RA and enter into a new employment agreement with F&M Bank in the form of Exhibit 5.6(b) attached hereto. It is understood that the position to be provided to Mr. Ruch will not be identical to his current position, but will provide significant duties and responsibilities.

          Section 5.7 EMPLOYEE TRANSITION PLAN. Non-critical positions which become open with F&M or its affiliates in the ordinary course of F&M's business prior to Closing will be communicated periodically to Knisely after the date of this Agreement, and Knisely employees will be given an opportunity to apply for such positions. If F&M or an affiliate elects to hire a Knisely employee to fill an open position, such employee shall not become an employee of F&M until the Closing, and F&M will use its best efforts to hold such positions open until the Closing.

          Section 5.8 COVERAGE IN F&M OF BENEFIT PLANS.

          (a) As of, or as soon as administratively possible following the Effective Time, F&M and its affiliates will enroll those employees of Knisely Bank who continue as employees of F&M Bank or any affiliate after the Effective Time, subject to (b) through (c) hereof, in substantially the same employee welfare benefit plans on substantially the same terms and conditions as F&M and the F&M affiliates offer to other similarly situated employees. Until such time as such employees of Knisely Bank become covered by the F&M group health, life and disability insurance benefit plans, they shall remain covered by the corresponding Knisely Bank benefit plans, which F&M and the F&M affiliates shall assume and maintain as successor employers to the extent such plans are not terminated as of the Closing Date.

          (b) From and after the Effective Time, those employees of Knisely Bank who become employees of F&M Bank shall be enrolled as participants in the F&M Bank 401(k) Plan and other benefit plans as adopted by F&M and/or F&M Bank (collectively herein the "F&M Plans"), and shall receive credit, for eligibility and vesting purposes, for the service of such employees with Knisely Bank prior to the Effective Time as if such service were with F&M Bank. Furthermore, if the Effective Date is not an "Entry Date" under the F&M Plans, F&M will take reasonable efforts to amend such plans shall be amended to provide a special entry date for Knisely Bank employees who continue as employees of F&M Bank as of the Effective Time.

          (c) Neither the terms of this Section nor the provision of any employee benefits by F&M or any of the F&M affiliates to employees of Knisely Bank or any of its affiliates shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Knisely; or (ii) prohibit or restrict F&M or the F&M affiliates, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

          Section 5.9 FURTHER MATTERS. Neither F&M nor F&M Bank shall, without the prior written consent of Knisely, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of F&M and F&M Bank contained in Article 3 hereof if such representations and warranties were given as of the date of such transaction or action. F&M shall promptly notify Knisely in writing of the occurrence of any matter or event known to and involving F&M or any of its subsidiaries that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of F&M or its subsidiaries taken as a whole.

ARTICLE 6. CONDITIONS PRECEDENT TO MERGERS

          Section 6.1 CONDITIONS OF F&M'S AND F&M BANK'S OBLIGATIONS. F&M's and F&M Bank's obligations to effect the Bank Merger shall be subject to the satisfaction (or waiver by F&M or F&M Bank) prior to or on the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Knisely and Knisely Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          (b) COVENANTS PERFORMED. Knisely and Knisely Bank each shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

          (c) NO ADVERSE ORDERS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Bank Merger which makes the consummation of the Bank Merger illegal.

          (d) APPROVALS. All necessary regulatory and third party approvals, consents, and authorizations required for consummation of this Agreement and the Bank Merger shall have been obtained and all waiting periods required by law shall have expired.

          (e) ENVIRONMENTAL REPORTS, TITLE INSURANCE AND SURVEYS. F&M shall have obtained the environmental reports permitted by Section 4.6 and Section 4.1(a)(xiii) hereof and shall not have elected, pursuant to Section 4.6 and
     Section 7.3 hereof, to terminate and cancel this Agreement. In addition, F&M shall have obtained the title commitments and surveys permitted by
     Section 4.9 and shall not have elected to terminate and cancel this Agreement pursuant to Sections 4.9 and 7.3.

          (f) OTHER DOCUMENTS. F&M shall have received all documents required to be received from Knisely and Knisely Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to F&M.

          (g) FAIRNESS OPINION. Knisely shall have received the opinion of Renninger & Associates, LLC or another qualified investment banking firm or qualified financial expert to the effect that, as of the date of this Agreement, the transaction set forth herein, including the Bank Merger, was fair to Knisely and its shareholders from a financial point of view.

          (h) NO MATERIAL ADVERSE CHANGE. There shall not have occurred a Material Adverse Change to Knisely or Knisely Bank since December 31, 2006.

          (i) F&M INSURANCE. F&M shall, at its option and expense, have obtained a tail policy to the liability insurance indemnifying it and all of its subsidiaries and affiliates from any and all liability which may result from acts or omissions of Knisely's or Knisely Bank's officers, directors, employees and agents.

          (j) 401(K) PLAN TERMINATION. F&M shall have received evidence that the directors of Knisely Bank have adopted resolutions affecting the freezing and the termination of the Knisely Bank 401(k) Plan effective as of the business day preceding the Effective Time of the Bank Merger in accordance with Section 4.13.

          (k) EMPLOYMENT AGREEMENT. F&M Bank shall have entered into an employment agreement with Michael K. Ruch in the form of Exhibit 5.6(b) attached hereto, which agreement will specifically acknowledge the termination of Mr. Ruch's RA.

          (l) ACCOUNTING FOR SUPPLEMENTAL RETIREMENT AND SIMILAR ARRANGEMENTS. Plante & Moran LLP, the independent public accountants utilized by F&M, shall have consulted with BKD, LLP, the independent public accountants utilized by Knisely, and after such consultation, shall have confirmed to F&M its opinion that all of the agreements and arrangements disclosed in
     Section 2.9 of the Disclosure Schedule have been properly accounted and accrued for in the Knisely Financial Statements, including giving effect to FASB EITF 06-04 as of the date of Closing, whether or not such is then required by GAAP.

          Section 6.2 CONDITIONS OF KNISELY'S AND KNISELY BANK'S OBLIGATIONS. Knisely's and Knisely Bank's obligations to effect the Bank Merger shall be subject to the satisfaction (or waiver by Knisely or Knisely Bank) prior to or on the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by F&M and F&M Bank in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          (b) COVENANTS PERFORMED. F&M and F&M Bank each shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

          (c) NO ADVERSE ORDERS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Bank Merger which makes the consummation of the Bank Merger illegal.

          (d) APPROVALS. All necessary regulatory and third party approvals, consents, and authorizations required for consummation of the Bank Merger, including the requisite approval of this Agreement and the Bank Merger by the shareholders of Knisely, shall have been obtained and all waiting periods required by law shall have expired.

          (e) OTHER DOCUMENTS. Knisely shall have received all documents required to be received from F&M on or prior to the Closing Date, all in form and substance reasonably satisfactory to Knisely.

          (f) FAIRNESS OPINION. Knisely shall have received an opinion of Renninger & Associates, LLC or another qualified investment banking firm or qualified financial expert to the effect that, as of the date of the mailing of the proxy statement to the Knisely shareholders, the Bank Merger was fair to the shareholders of Knisely from a financial point of view.

          (g) TAX OPINION. Knisely shall have received an opinion of BKD, LLP or another qualified professional accounting firm or tax expert selected by Knisely to the effect that the Merger will be treated as an asset purchase transaction for federal and state income tax purposes.

          (h) D&O INSURANCE. F&M and/or Knisely (as the case may be) shall have in place the director and officer liability insurance contemplated by
     Section 5.4.

ARTICLE 7. TERMINATION OR ABANDONMENT

          Section 7.1 MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Bank Merger by the shareholders of Knisely shall have been previously obtained.

          Section 7.2 BREACH OF REPRESENTATIONS OR AGREEMENTS. In the event that there is a material breach of any of the representations, warranties or agreements of F&M, F&M Bank, Knisely or Knisely Bank which breach cannot be cured or is not cured within thirty (30) days after written notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Bank Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice thereof within ten (10) days after such date or after such thirty (30) day cure period has expired, as applicable.

          Section 7.3 ENVIRONMENTAL REPORTS, TITLE INSURANCE AND SURVEYS. F&M and F&M Bank may terminate this Agreement to the extent provided by Section 4.6 or 4.9 by giving written notice thereof to Knisely.

          Section 7.4 FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, then such party may, regardless of whether shareholder approval of this Agreement and the Bank Merger shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.

          Section 7.5 APPROVAL DENIED. If any regulatory application filed pursuant to Section 4.5 or Section 5.1 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled. However, it is understood that a request for additional information or undertaking by F&M, F&M Bank or Knisely or Knisely Bank, as a condition for approval, shall not be deemed to be a denial or disapproval so long as F&M or F&M Bank or Knisely or Knisely Bank diligently provides the requested information or, in its sole discretion, accepts such undertaking. In the event an application is denied subject to the right of an appeal, petition for review, or similar such act on the part of F&M, F&M Bank or Knisely (hereinafter referred to as the "APPEAL"), then the application will be deemed denied unless F&M, F&M Bank or Knisely promptly and diligently prepares and files such Appeal and continues the appellate process for purposes of obtaining the necessary approval.

          Section 7.6 SHAREHOLDER APPROVAL DENIAL. If this Agreement and consummation of the Bank Merger is not approved by the shareholders of Knisely at the Shareholders' Meeting, then either party may terminate this Agreement by giving written notice thereof to the other party.

          Section 7.7 LAPSE OF TIME. If the Closing Date does not occur on or prior to March 31, 2008, then this Agreement may be terminated by either party by giving written notice thereof to the other party.

          Section 7.8 FAILURE TO RECOMMEND. By F&M and F&M Bank if (a) upon the mailing of the proxy statement to the Knisely shareholders, the Board of Directors of Knisely shall not have recommended adoption and approval of this Agreement to its shareholders, or (b) at any time prior to the receipt of the approval of the Knisely shareholders, Knisely's Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of F&M or F&M Bank (whether in accordance with Section 4.3 or otherwise).

          Section 7.9 ACCEPTANCE OF SUPERIOR PROPOSAL. By Knisely, if, without breaching Section 4.9, Knisely shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Knisely Board, after consulting with and considering the advice of Knisely's outside counsel and financial advisor, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section shall not be available to Knisely unless it delivers to F&M and F&M Bank
(a) written notice of Knisely's intention to terminate at least five (5) days prior to termination and (b) simultaneously with such termination, the Fee referred to in Section 7.11. For purposes of this Section, "SUPERIOR PROPOSAL" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of Knisely receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (i) if accepted, is significantly more likely than not to be consummated, and (ii) if consummated, is reasonably likely to result in a materially more favorable transaction than the Bank Merger for Knisely and its shareholders and other relevant constituencies.

          Section 7.10 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Bank Merger pursuant to this Article

7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Section 7.11, 9.1 and 9.2.

          Section 7.11 LIQUIDATED DAMAGES. If (a) F&M and F&M Bank terminate this Agreement pursuant to Section 7.8, or (b) Knisely terminates this Agreement pursuant to Section 7.9, then, within five (5) business days of such termination, Knisely shall pay F&M by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $500,000 (the "Knisely FEE"). If F&M and F&M Bank unilaterally terminate this Agreement in a manner inconsistent with its rights and for a reason not provided for in this Agreement, F&M shall, within five (5) days of request therefore by Knisely, pay Knisely by wire transfer in immediately available funds as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $500,000 (the "F&M Fee"). If this Agreement is terminated solely by reason of the failure of Knisely to receive shareholder approval of this Agreement and the Bank Merger, and if, and only if, an Acquisition Proposal for Knisely was publicly announced (or otherwise disseminated to the shareholders of Knisely), prior to the date that Knisely's shareholders voted against the adoption of this Agreement and the Bank Merger, and if, within eighteen (18) months after the date of such termination, a Change in Control of Knisely is consummated, then Knisely shall pay the Knisely Fee to F&M by wire transfer in immediately available funds upon consummation of such Change in Control. For purposes of this Section, a "CHANGE IN CONTROL" of Knisely shall be deemed to have taken place if: (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Knisely or Knisely Bank is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of Knisely or Knisely Bank or the combined voting power of the then-outstanding securities of Knisely or Knisely Bank, whether through a tender offer or otherwise; (ii) there occurs any consolidation or merger in which Knisely or Knisely Bank is not the continuing or surviving corporation (except for a merger in which the holders of Knisely or Knisely Bank's common stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (iii) there occurs any consolidation or merger in which Knisely or Knisely Bank is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than fifty percent (50%) of the outstanding common stock immediately after the transaction; or (iv) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Knisely or Knisely Bank. Notwithstanding the foregoing, no Fee shall be required to be paid if F&M or Knisely terminates this Agreement solely because of the failure of Knisely to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby do not occur solely as a result thereof.

ARTICLE 8. THE CLOSING OF THE BANK MERGER

          Section 8.1 THE CLOSING. The closing of the Bank Merger (the "CLOSING") shall take place at the corporate offices of F&M at 10:00 A.M. on the Closing Date described in Section 8.2 of this Agreement.

          Section 8.2 THE CLOSING DATE. The Closing shall take place on a date selected by F&M and F&M Bank within thirty (30) days of the date when the final condition contained in

Section 6.1 and Section 6.2 is satisfied or waived by the appropriate party or on such other date as Knisely and F&M and F&M Bank may agree (the "CLOSING DATE"). The Bank Merger shall become effective upon the later to occur of (a) the filing of a Certificate of Merger with the Ohio Secretary of State and the Indiana Secretary of State, or (b) the date specified in the Certificates of Merger (the "EFFECTIVE TIME") on the Closing Date.

          Section 8.3 ACTIONS AT CLOSING.

          (a) At the Closing, Knisely and Knisely Bank shall deliver to F&M and F&M Bank:

               (i) a certificate or certificates signed by the Chief Executive Officer of Knisely and Knisely Bank stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article 2 hereof is true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made at the Effective Time, and (B) Knisely and Knisely Bank each has performed and complied in all material respects, unless waived by F&M and F&M Bank, with all of its obligations and agreements required to be performed hereunder prior to the Effective Time;

               (ii) certified copies of the resolutions of Knisely's Board of Directors and shareholders, approving and authorizing the execution of this Agreement, the Bank Merger Agreement, and authorizing the consummation of the Bank Merger;

               (iii) certified copies of the resolutions of Knisely Bank's Board of Directors and Knisely, as the sole shareholder of Knisely Bank, approving and authorizing the execution of this Agreement and authorizing the consummation of the Bank Merger;

               (iv) a Certificate of the Indiana Secretary of State, dated a recent date, stating that Knisely is validly existing and in good standing;

               (v) Certificates of the IDFI and the FDIC, dated recent dates, relating to the valid existence and the FDIC insurance of deposits of Knisely Bank; and

               (vi) a Certificate of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement in proper form for filing with the Secretaries of State of the States of Ohio and Indiana in order to cause the Bank Merger to become effective pursuant to the Ohio Banking Code and the Indiana Banking Code.

          (b) At the Closing, F&M and F&M Bank shall deliver to Knisely:

               (i) a Certificate signed by the Chief Executive Officer of F&M and F&M Bank stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article 3 is true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made at the Effective Time and
          (B) F&M and F&M Bank each has performed and complied in all material respects, unless waived by Knisely, with all of its obligations and agreements required to be performed hereunder prior to the Effective Time;

               (ii) certified copies of the resolutions of F&M's Board of Directors authorizing the execution of this Agreement, the Bank Merger Agreement, and the consummation of the Bank Merger;

               (iii) certified copies of the resolutions of F&M Bank's Board of Directors and F&M, as the sole shareholder of F&M Bank, authorizing the execution of this Agreement and the consummation of the Bank Merger;

               (iv) a Certificate of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement in proper form for filing with the Secretaries of State of the States of Ohio and Indiana in order to cause the Bank Merger to become effective pursuant to the Ohio Banking Code and the Indiana Banking Code.

          (c) At and after the Closing, the parties and their representatives shall execute and/or deliver to one another such other documents and instruments and take such actions as shall be necessary or appropriate to consummate the Mergers.

ARTICLE 9. GENERAL PROVISIONS

          Section 9.1 CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of "INFORMATION" (as hereinafter described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction contemplated herein. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

          Section 9.2 RETURN OF DOCUMENTS. Upon termination of this Agreement without the Bank Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

          Section 9.3 NOTICES. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, (c) on the next business day after deposit with an overnight carrier guaranteeing next day delivery, or (d) upon actual receipt if transmitted during business hours by fax (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

IF TO F&M OR F&M BANK:                     WITH A COPY TO:

   Farmers & Merchants Bancorp, Inc.          Shumaker, Loop & Kendrick, LLP
   The Farmers & Merchants State Bank         1000 Jackson Street
   307 N. Defiance Street                     North Courthouse Square
   Archbold, Ohio 43502                       Toledo, Ohio 43604-5573
   Attn: Paul S. Sibenmorgen,                 Attn: Thomas C. Blank, Esq.
   President and Chief Executive Officer      Fax: (419) 241-6894
   Fax: (419) 446-2982

and

IF TO KNISELY OR KNISELY BANK:             WITH A COPY TO:

   Knisely Financial Corp                     Beers Mallers Backs & Salin, LLP
   Knisely Bank                               110 West Berry Street
   203 Greenhurst Ct.                         Fort Wayne, Indiana 46802
   Auburn, Indiana 46706                      Attn: Richard E. Beers, Esq.
   Attn: Lynn A. Brooks, Chairman             Fax: (260) 420-1314
   Email: lbrooks@riekecorp.com

or to such other address as any party may from time to time designate by notice to the other.

          Section 9.4 SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. The representations, warranties, agreements, and covenants contained in this Agreement shall survive the Effective Time, for a period of three (3) years.

          Section 9.5 ENTIRE AGREEMENT. This Agreement, the Disclosure Schedule and the other attached Exhibits and Schedules, including Confidential Schedule 4.1, constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

          Section 9.6 HEADINGS AND CAPTIONS. The captions of Articles, Sections and subsections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          Section 9.7 WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

          Section 9.8 RULES OF CONSTRUCTION. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

          Section 9.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

          Section 9.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof. This Agreement may not be assigned by either of the parties hereto.

          Section 9.11 GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Ohio without respect to conflicts of laws principles.

          Section 9.12 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, and in no event shall any employee of Knisely or Knisely Bank have any individual rights under this Agreement.

                       [SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        FARMERS & MERCHANTS BANCORP, INC.


                                        By:  /s/ Paul S. Siebenmorgen
                                            ------------------------------------
                                        Name:  Paul S. Siebenmorgen
                                              ----------------------------------
                                        Title:  President & CEO
                                               ---------------------------------


                                        THE FARMERS & MERCHANTS STATE BANK


                                        By:  /s/ Paul S. Siebenmorgen
                                            ------------------------------------
                                        Name:  Paul S. Siebenmorgen
                                              ----------------------------------
                                        Title:  President & CEO
                                               ---------------------------------


                                        KNISELY FINANCIAL CORP


                                        By:  /s/ Lynn A. Brooks
                                            ------------------------------------
                                        Name:  Lynn A. Brooks
                                              ----------------------------------
                                        Title:  Chairman
                                               ---------------------------------


                                                       AND


                                        By:  /s/ Jeffery F. Stephens
                                            ------------------------------------
                                        Name:  Jeffery F. Stephens
                                              ----------------------------------
                                        Title:  Secretary
                                               ---------------------------------


                                        KNISELY BANK


                                        By:  /s/ Michael K. Ruch
                                            ------------------------------------
                                        Name:  Michael K. Ruch
                                              ----------------------------------
                                        Title:  President
                                               ---------------------------------

                                                                      APPENDIX A

                                MERGER AGREEMENT

                                     BETWEEN

                       THE FARMERS & MERCHANTS STATE BANK
                    (AN OHIO STATE-CHARTERED COMMERCIAL BANK)

                                       AND

                                  KNISELY BANK
                  (AN INDIANA STATE-CHARTERED COMMERCIAL BANK)

                              SEPTEMBER ____, 2007

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (this "AGREEMENT") dated as of September ___, 2007, is entered into by and between THE FARMERS AND MERCHANTS STATE BANK ("F&M BANK"), an Ohio State-Chartered Commercial Bank and wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc., an Ohio corporation ("F&M"), and KNISELY BANK ("KNISELY BANK"), an Indiana state-chartered commercial bank and wholly-owned subsidiary of KNISELY FINANCIAL CORPORATION, an Indiana corporation ("KNISELY").

                                   WITNESSETH:

     WHEREAS, F&M, Knisely, F&M Bank and Knisely Bank have entered into an Agreement of Merger and Plan of Reorganization dated as of September 7, 2007 (the "AGREEMENT OF MERGER") providing for the merger (the "MERGER") of Knisely Bank with and into F&M Bank pursuant to the provisions of the Ohio Banking Code ( the "OBC"), the Indiana Banking Code (the "IBC") and the additional provisions of applicable state and federal law; and

     WHEREAS, the Boards of Directors of F&M Bank and Knisely Bank have each adopted resolutions approving this Agreement and the Boards of Directors of F&M Bank and Knisely Bank have directed that this Agreement and the Merger contemplated hereby be submitted to the sole shareholders of F&M Bank and Knisely Bank for adoption and approval;

     NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant to the Agreement of Merger and subject to the terms and conditions of the Agreement of Merger, agree as follows:

ARTICLE 2. BANK MERGER

     Section 2.1 EFFECTIVE TIME OF MERGER. Effective as of the Effective Time, as defined in the Agreement of Merger (the "EFFECTIVE TIME OF THE MERGER"), Knisely Bank shall be merged with and into F&M Bank, and F&M Bank shall be the surviving institution (the "SURVIVING INSTITUTION").

ARTICLE 3. ARTICLES, CODE OF REGULATIONS, ETC.

     Section 3.1 ARTICLES OF INCORPORATION.Section 3.2 At the Effective Time of the Merger, the Articles of Incorporation of F&M Bank in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation of the Surviving Institution.

     Section 3.3 CODE OF REGULATIONS.Section 3.4 At the Effective Time of the Merger, the Code of Regulations of F&M Bank in effect immediately prior to the Effective Time of the Merger shall continue to be the Code of Regulations of the Surviving Institution.

     Section 3.5 DIRECTORS AND OFFICERS.Section 3.6 At the Effective Time of the Merger, the directors of F&M Bank then holding office shall continue to be the directors of the Surviving Institution, which directors and their residence addresses are listed on EXHIBIT A attached hereto, and the officers of F&M Bank then holding office shall continue to be the officers of the Surviving Institution, in each case subject to the Surviving Institution's Articles of Incorporation and Code of Regulations and applicable law as to the term and removal of directors and officers.


MERGER AGREEMENT                                                          PAGE 1

     Section 3.7 HOME OFFICE.Section 3.8 The home office of F&M Bank located at 307 N. Defiance Street, Archbold, Ohio 43502 shall continue to be the home office of the Surviving Institution at the Effective Time of the Merger and all of the branch offices of F&M Bank immediately prior to the Merger shall continue to be branch offices of the Surviving Institution at the Effective Time of the Merger. The home office and branch offices of Knisely Bank immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger; provided that the branch office of Knisely Bank located at 204 Washington Street, St. Joe, Indiana 46785 shall not open as a branch office of the Surviving Bank, but shall be closed in connection with the Merger. Knisely and Knisely Bank shall cooperate fully with F&M and F&M Bank to allow for such branch closing as of the Effective Time, including posting appropriate notices at such branch and mailing appropriate notices to the customers of such branch. Such notices may note that the closing of the St. Joe branch is contingent upon consummation of the Merger transaction.

ARTICLE 4. MANNER OF CONVERTING AND EXCHANGING KNISELY BANK STOCK

     Section 4.1 CONVERTING AND EXCHANGING SHARES. Subject to the provisions of this Article 4, the manner of converting and exchanging the outstanding common shares of F&M Bank and Knisely Bank at the Effective Time of the Merger shall be as follows:

               (a) Each of the shares of common stock, $500 par value per share of F&M Bank ("F&M BANK COMMON STOCK"), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

               (b) Each of the 4,000 shares of the common stock, $1.00 par value per share, of Knisely Bank (the "KNISELY BANK COMMON STOCK") outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without consideration therefore, other than the Merger Consideration to be paid to Knisely pursuant to the terms and conditions of the Agreement of Merger.

     Section 4.2 TRANSFER OF SHARES. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Knisely Bank or the Surviving Institution of any shares of Knisely Bank Common Stock.

ARTICLE 5. MISCELLANEOUS

     Section 5.1 EFFECT OF MERGER. From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

     Section 5.2 OBLIGATIONS OF SURVIVING INSTITUTION. From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or


MERGER AGREEMENT                                                          PAGE 2
against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

     Section 5.3 FURTHER DOCUMENTS. If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Institution the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

     Section 5.4 EFFECT OF TERMINATION. In the event that this Agreement is terminated pursuant to Article 7 of the Agreement of Merger, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

THE FARMERS & MERCHANTS STATE BANK      KNISELY BANK


By:                                     By:
    ---------------------------------       ------------------------------------
Printed:                                Printed:
         ----------------------------            -------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------


MERGER AGREEMENT                                                          PAGE 3

                                    EXHIBIT A

                  NAMES AND RESIDENCE ADDRESSES OF DIRECTORS OF
                       THE FARMERS & MERCHANTS STATE BANK
                    AS THE SURVIVING BANK OF THE BANK MERGER

Dexter Benecke
20-695 County Rd X
Ridgeville Corners, OH 43555

Joe E. Crossgrove
308 Buckeye St.
Archbold, OH 43502

Steven A. Everhart
1425 Mill Creek Lane
Waterville, OH 43566

Robert G. Frey
508 Quail Run
Archbold, OH 43502

Dean E. Miller
80 Pin Oak
Archbold, OH 43502

Anthony J. Rupp
12 Miller Ave.
Archbold, OH 43502

David P. Rupp, Jr.
P.O. Box 105
Archbold, OH 43502

Kevin J. Sauder
26505 Co. Rd. EF
Archbold, OH 43502

James Saneholtz
416 W. Main
Montpelier, OH 43543

Merle Short
424 Clover Lane
Archbold, OH 43502

Paul S. Siebenmorgen
405 Quail Run
Archbold, OH 43502

Betty Young
196 Old Creek Dr.
Napoleon, OH 43545

Steven J. Wyse
82 Pin Oak
Archbold, OH 43502


MERGER AGREEMENT                                                          PAGE 4

                                                                     EXHIBIT 4.1

                                  CONFIDENTIAL

                                  RETAINED LOAN


EXHIBIT 4.1                                                               PAGE 1

                                                                     EXHIBIT 4.3

                            AGREEMENT OF DIRECTORS OF
                 KNISELY FINANCIAL CORPORATION AND KNISELY BANK
                         CONCERNING AGREEMENT OF MERGER

     Each of the undersigned, being all of the Directors of Knisely Financial Corp ("KNISELY") and Knisely Bank ("Knisely Bank"), having voted as such Director for the approval and adoption by Knisely and Knisely Bank of that certain Agreement of Merger and Plan of Reorganization ("AGREEMENT OF MERGER") among Knisely, Knisely Bank, Farmers & Merchants Bancorp, Inc. ("F&M"), and The Farmers & Merchants State Bank ("F&M BANK"), and whereby F&M Bank will acquire all of the issued and outstanding shares of capital stock of Knisely Bank for aggregate Merger Consideration of $10,200,000 pursuant to a statutory merger (the "BANK MERGER"), in consideration of the benefits to be derived from the consummation of the Bank Merger and in consideration of the mutual agreements made herein, and in order to induce F&M and F&M Bank to execute and deliver the Agreement of Merger to Knisely and Knisely Bank and to proceed with the consummation of the Bank Merger and to incur the expenses required in connection therewith, hereby represents that he/she is not aware of any fact or circumstance that would make any of the representations or warranties of Knisely or Knisely Bank contained in the Agreement of Merger incorrect in any material respect and hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement of Merger that the undersigned, until such time as the Bank Merger has been consummated or the Agreement of Merger has been duly terminated in accordance with the provisions thereof:

          (a) will support the consummation of the Bank Merger and, subject to fulfilling their fiduciary duties as defined in the Agreement of Merger, will recommend the Agreement of Merger and the Bank Merger for approval and adoption by the shareholders of Knisely, and will, as a member of the Board of Directors of Knisely, cause Knisely to vote all shares of Knisely Bank in favor of the Bank Merger;

          (b) will vote all shares of common stock of Knisely ("KNISELY SHARES") now or hereafter beneficially owned by him or her, in person or by proxy, at any meeting of the shareholders of Knisely or adjournments thereof, in favor of the approval and adoption of the Agreement of Merger; and

          (c) will not transfer any shares of Knisely Shares, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to F&M and F&M Bank a written agreement of such transferee accepting the applicability of the agreements herein made and in form and substance acceptable to F&M and F&M Bank.

     The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and beneficial owner of (and has sole rights to vote and to dispose of) the number of shares of Knisely Shares indicated beside his or her signature below.

     The undersigned each hereby agrees that, for one (1) year following the Closing Date, he/she shall not, directly or indirectly, on behalf of themselves or of anyone other than F&M or


EXHIBIT 4.3 PAGE 1 its affiliates, solicit or attempt to solicit any client or customer of F&M or any of its affiliates for the purpose of inducing such client or customer to cease, reduce, restrict or divert its business with F&M or any of its affiliates. Each of the undersigned hereby agrees to exercise their best efforts to prevent any of the activities listed in this paragraph from occurring.

     The undersigned each hereby agrees that, for one (1) year following the Closing Date, he/she shall not, without the prior written consent of the Chief Executive Officer of F&M, which consent may be withheld at the sole discretion of the Chief Executive Officer of F&M at any time, engage or participate in, as an officer, director, owner, partner, joint venturer, or in a managerial capacity as an executive employee, independent contractor, or advisor in any business or enterprise that competes with F&M or any affiliate in an area within 25 miles of any then existing office of F&M or F&M Bank or any affiliate (the "Restricted Area"), in any Banking Activities. For purposes of this paragraph, the term "Banking Activities" shall be the banking activities conducted by F&M and its affiliates, which include commercial, small business, and retail lending, deposit gathering and general banking services. Nothing in this paragraph shall prohibit any of the undersigned from continuing to hold any interest in other financial institutions that the undersigned owned as of the date hereof or acquiring or holding, for investment purposes only, less than one percent (1%) of the outstanding securities of any corporation that files periodic reports pursuant to the Securities Exchange Act of 1934 and that may compete directly or indirectly with F&M or its affiliates.

     Each of the undersigned acknowledges that F&M has purchased through the Agreement of Merger the trade secrets, confidential information, customer relationships and other goodwill of Knisely and Knisely Bank and that F&M has a legitimate business interest in protecting those items and the benefits of its purchase. Each of the undersigned further acknowledges that F&M has a current and future expectation of business within the geographic areas served by Knisely and Knisely Bank and encompassing the Restricted Area and from the current and proposed customers of Knisely and Knisely Bank and/or F&M and/or their affiliates and that this Agreement is a reasonable means of protecting the benefits of F&M's purchase and its other legitimate business interests, including its trade secrets, confidential information, customer relationships and other goodwill. Each of the undersigned acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable, and agrees that the undersigned will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Each of the undersigned agrees that any breach of the covenants contained in this Agreement will result in irreparable damage to F&M and its affiliates and that F&M will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Each of the undersigned also agrees that he/she shall be responsible for any damages incurred by F&M or any of its affiliates due to any breach by him or her of the covenants contained in this Agreement.

     Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement of Merger. This Agreement shall constitute an irrevocable agreement of each of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this Agreement will terminate upon any termination of the Agreement of Merger under Section 7 of the Agreement of Merger.


EXHIBIT 4.3                                                               PAGE 2

     This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement.

     EXECUTED AND DELIVERED as of September 7, 2007.

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________

_____________________________________   (__________ SHARES)
_____________________________________


EXHIBIT 4.3                                                               PAGE 3

                                                                     EXHIBIT 5.6

                        TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AND RELEASE AGREEMENT (the "AGREEMENT") is made and entered into by and between THE FARMERS & MERCHANTS STATE BANK ("F&M BANK") and ________________________________ ("EMPLOYEE") (collectively, the "PARTIES").

     The Parties agree as follows:

     1. F&M Bank, for itself and its predecessor, Knisely Bank ("KNISELY BANK"), has made a determination not to retain Employee after ________________, 2007.

     2. In consideration of the agreements and promises made by Employee in this Agreement, F&M Bank shall pay to Employee the sum of $ ___________________, less usual and customary withholding and deductions. F&M Bank shall have no other continued liability to Employee for any compensation, bonuses, or benefits of employment, other than any benefits which accrued and became vested on or before the effective date of Employee's termination, under any employee medical or dental benefit plan of F&M Bank or Knisely Bank, or any employee pension benefit plan of F&M Bank or Knisely Bank, but which, under the applicable plan document, are not payable until after such effective date.

     3. Employee specifically agrees that F&M Bank has complied with all of its notification requirements under COBRA, and F&M Bank confirms Employee may elect COBRA continuation coverage by timely returning the appropriate election form and making the necessary premium payment.

     4. In consideration of the agreements and promises made by F&M Bank in this Agreement, Employee hereby RELEASES AND FOREVER DISCHARGES F&M Bank and its affiliates, and their respective owners, officers, directors, agents, attorneys, and employees, from any and all claims, demands, liabilities, actions, or causes of action which Employee had, has, or may have on account of, arising out of, or related to: (a) Employee's employment with F&M Bank or Knisely Bank or the termination of Employee's employment, including, without limitation, any and all claims, demands, liabilities, actions, or causes of action arising under the federal Fair Labor Standards Act of 1938, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act of 1990, the common law of the States of Ohio and Indiana, the laws of the States of Ohio and Indiana governing employment discrimination and civil rights, any and all other statutes of the States of Ohio and Indiana, and any and all other federal, state, or local laws; and (b) all other matters occurring prior to the date of this Agreement.

     5. This Agreement is made and entered into solely for the purpose of terminating Employee's employment with F&M Bank on an amicable and certain basis and does not in any way constitute, and shall not be construed to constitute, an admission of liability of any sort on the part of either of the Parties.

     6. Employee recognizes and agrees that all non-public information, documents and records relating to the business of F&M Bank and its affiliates (the "CONFIDENTIAL INFORMATION") and all other information and property of F&M Bank and its affiliates, whether or not constituting Confidential Information, which are obtained, received or created by the Employee is and shall remain the sole and exclusive property of F&M Bank, shall be held by the


EXHIBIT 5.6                                                               PAGE 1

Employee subject to the custody and control of F&M Bank, and shall be delivered and surrendered by the Employee to F&M Bank immediately upon termination of the Employee's employment.

     7. Employee agrees and promises that the Employee will not at any time, whether during Employee's employment by F&M Bank or at any time thereafter, directly or indirectly, disclose or use, on the Employee's own behalf or on behalf of any third party, any Confidential Information of F&M Bank or any of its affiliates.

     8. Employee promises and agrees that Employee will not at any time, whether during the Employee's employment with F&M Bank or at any time thereafter, make false, disparaging or uncomplimentary remarks about F&M Bank or its employees or affiliates.

     9. Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, agents, and successors in interest to each of the Parties.

     10. This Agreement represents the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement.

     11. Each provision and covenant of this Agreement is severable. If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.

     12. This Agreement shall be interpreted in accordance with the laws of the State of Ohio without regard to conflict of law principles.

     13. Employee expressly agrees and acknowledges as follows: (1) that Employee understands the terms and conditions of this Agreement; (2) that Employee has knowingly and voluntarily entered into this Agreement; (3) that Employee has been advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (4) that Employee has been advised in writing that Employee may take as long as 21 days to review and consider this Agreement before signing it; (5) and that this Agreement, when signed by F&M Bank and Employee, shall be legally binding upon the Parties, as well as upon their heirs, assigns, executors, administrators, agents, and successors in interest.

     14. Employee may revoke this Agreement by giving written notice to F&M Bank of such revocation at any time prior to 7 days following the date this Agreement is signed by the Parties, and this Agreement shall not become effective or enforceable until the end of such seven day revocation period.


EXHIBIT 5.6                                                               PAGE 2

     IN WITNESS WHEREFORE, intending to be legally bound to each and all of the terms of this Termination and Release Agreement, the Parties hereby execute this Agreement this ____ day of ___________, 200__.

CAUTION:                                THE FARMERS & MERCHANTS STATE BANK
READ BEFORE SIGNING


-------------------------------------   By:
              "Employee"                    ------------------------------------
                                        Its:
                                             -----------------------------------


EXHIBIT 5.6                                                               PAGE 3

                                                                  EXHIBIT 5.6(B)

                     EMPLOYMENT AGREEMENT OF MICHAEL K. RUCH

                              EMPLOYMENT AGREEMENT

     This Agreement is made this ____ day of________, 200__, by and between The Farmers & Merchants State Bank (the "Bank"), and Michael K. Ruch (the "Executive").

     WHEREAS, the Bank believes that the future services of the Executive in a senior executive capacity will be of great value to the Bank;

     WHEREAS, the Executive is willing to accept, subject to the terms hereof, employment with the Bank on a full-time basis for the term of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1.   Term -- Agreement to Serve

     The Bank hereby employs the services of Executive commencing as of the date first written above and ending one year thereafter, which term may be extended as provided below (the "Employment Term"), subject to the rights of earlier termination hereinafter set forth, to perform the duties of Senior Vice President. The Executive hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Bank well and faithfully and to devote his best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Executive will devote all of his time and attention -- reasonable vacations, periods of illness and the like excepted -- to the affairs of the Bank.

2.   Base Salary and Supplemental Benefits

     As compensation for the services hereunder, the Bank will pay to Executive, in installments and on dates in accordance with its normal payroll, during the period of his employment hereunder, a salary at the aggregate rate of [________________] ($_________) per year ("Base Pay").

     In addition the Executive will be eligible to participate in all other health and welfare benefit plans, incentive compensation and bonus programs of the Bank as are provided to other senior vice presidents of the Bank in accordance with the terms of such plans. Executive shall be provided with four (4) weeks paid vacation annually.

3.   Termination of Employment

     The employment of the Executive under the terms of this Agreement shall cease and terminate upon the occurrence of any of the following events.


EXHIBIT 5.6(b)                                                            PAGE 1

     (a)  Expiration of Term

          On the last day of the Employment Term. In the event of a termination pursuant to this subparagraph, the Executive shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the last day of the Employment Term.

     (b)  Death

          On the date of Executive's death. In the event of the termination of employment by reason of death, Executive shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of death.

     (c)  Termination by the Bank with Cause

          For Cause at any time by the Bank. For purposes hereof, the term "Cause" shall mean: (i) removal by order of a regulatory agency having jurisdiction over the Bank or the Bank, (ii) dishonesty; (iii) misappropriation of Bank or customer property, (iv) commission of a felony or crime of moral turpitude, or (v) the Executive's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Bank gives notice thereof to the Executive; it being expressly understood that negligence or bad judgment shall not constitute "Cause" so long as such negligent act or omission shall be without intent of personal profit and is reasonably believed by the Executive to be in or not adverse to the best interests of the Bank. In the event of a termination for Cause pursuant to this subparagraph the Executive shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of termination of Executive's employment by the Bank.

     (d)  Disability

          Upon receipt by the Executive of written notice from the Bank that the Executive is unable, by reason of Disability, to continue the proper performance of his duties hereunder. For purposes of this Agreement, the Executive's Disability shall mean that the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits under disability insurance policies as provided under paragraph 2 above. In the event of a termination of employment pursuant to this subparagraph the Executive shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of termination of Executive's employment as determined by the Bank.

     (e)  Termination by the Bank without Cause

          At the election of the Bank, at any time during the term of this Agreement without Cause. Upon such termination Executive shall be entitled to receive his Base Pay as compensation, paid at the Bank's normal pay dates, for the remainder of the Employment


EXHIBIT 5.6(b)                                                            PAGE 2

     Term of this Agreement. In addition, the Bank shall continue, without any increase in the cost to Executive over that which he is then incurring, his participation in all health and welfare benefit plans (including health, disability and life insurance) to which he was entitled on the date of such termination for the remainder of the Employment Term.

     (f)  Voluntary termination by Executive.

          Executive may voluntarily terminate his employment with the Bank at anytime. In the event of Executive's voluntary termination of employment he shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the last day of such employment.

5.   Covenant Not to Compete

     (a) For a period of one year from the date first written above Executive agrees that he will not, except on behalf of the Bank or with the written consent of the Bank,

          (i) engage in any business activity, directly or indirectly, on his own behalf or as a partner, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation, which is competitive with any activity in which the Bank or any parent, subsidiary or affiliate of the Bank is engaged at the time,

          (ii) allow the use of his name by or in connection with any business which is competitive with an activity in which the Bank or any parent, subsidiary or affiliate of the Bank is engaged, or

          (iii) offer employment to or employ, for himself or on behalf of any competitor of the Bank or any parent, subsidiary or affiliate thereof, any person who at any time within the prior one year shall have been employed by the Bank or any parent, subsidiary or affiliate of the Bank.

     (b) The parties acknowledge that this paragraph 5 is fair and reasonable under the circumstances. It is the desire and intent of the parties that the provisions of this paragraph 5 shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of this paragraph 5 shall be adjudicated to be invalid or unenforceable, this paragraph 5 shall be deemed amended to:

          (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible,

          (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this paragraph 5 in the particular jurisdiction in which such adjudication is made.


EXHIBIT 5.6(b)                                                            PAGE 3

     (c) The covenants contained in this paragraph 5 shall be limited to a twenty-five (25) mile radius of any office of the Bank.

6.   Confidential Information

     Executive shall not at any time, whether during or after the Employment Term, in any manner, while employed by the Bank or thereafter, either directly or indirectly, except in the course of carrying out the Bank's business or as previously authorized in writing on behalf of the Bank, disclose or communicate to any person, firm, or corporation, any information of any kind concerning any matters affecting or relating to the Bank's business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Bank, without regard to whether any or all of such information would otherwise be deemed confidential or material.

8.   Binding Effect

     This Agreement shall be binding upon and inure to the benefit of any successor of the Bank, and any such successor shall be deemed substituted for the Bank under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Bank.

9.   Entire Agreement

     This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

10.  Termination of Retention Agreement

     Executive is party to a certain Retention Agreement with Knisely Bank and Knisely Financial Corporation dated as of July 1, 2007 (the "Retention Agreement"). The Bank has, as of this date, acquired Knisely Bank through merger. Executive acknowledges that in connection with such merger and as a requirement for its consummation, Executive has agreed to and does hereby terminate the Retention Agreement and agrees that none of Knisely Bank, Knisely Financial Corporation, the Bank or Farmers & Merchants Bancorp, Inc. shall have any further obligation to Executive thereunder. The Bank, for itself and its predecessors in interest does hereby agree to and does terminate the Retention Agreement.


EXHIBIT 5.6(b)                                                            PAGE 4

11.  Arbitration

     Subject to the Bank's right to seek injunctive relief under paragraph 5 of this Agreement, in the event the parties are unable to resolve any issue, misunderstanding, disagreement or dispute after making a good faith effort to do so, the parties hereto agree to arbitrate any such issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties hereto. If after eight weeks they have been unable to agree upon one arbitrator, then either party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third arbitrator mutually agreeable to the two arbitrators. The arbitration shall occur in Archbold, Ohio, or such other place as mutually agreed upon. Each party shall bear their own expenses in connection with such arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12.  Governing Law

     This Agreement is executed and delivered in the State of Ohio and is intended to be interpreted, construed and enforced in accordance with the laws of such State.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed on its behalf by the Chairman of its Board of Directors, and the Executive has signed this Agreement, all as of the date and year first above written.

                                     The Farmers & Merchants State Bank


                                     By:
                                         ---------------------------------------
                                         Paul S. Siebenmorgen, President and CEO


                                         ---------------------------------------
                                         Michael K. Ruch


EXHIBIT 5.6(b)                                                            PAGE 5